Exhibit 99.1


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

BorgWarner Inc. and Consolidated Subsidiaries

INTRODUCTION

BorgWarner Inc. and Consolidated Subsidiaries (the "Company") is a leading global supplier of highly engineered systems and components primarily for powertrain applications. Our products help improve vehicle performance, fuel efficiency, air quality and vehicle stability. They are manufactured and sold worldwide, primarily to original equipment manufacturers (OEM) of passenger cars, sport-utility vehicles, trucks and commercial transportation products.
We operate manufacturing facilities serving customers in the Americas, Europe and Asia, and are an original equipment supplier to every major OEM in the world.

RESULTS OF OPERATIONS - 2002 vs. 2001 vs. 2000

BorgWarner reported net earnings for 2002 of $149.9 million, or $5.58 per diluted share, before charges for the cumulative effect of an accounting change related to goodwill.
After this charge, the Company had a net loss of $119.1 million, or $(4.44) per diluted share. The Company's net earnings in 2001 were $66.4 million, or $2.51 per diluted share.
Net earnings in 2000 were $94.0 million or $3.54 per diluted share.

The following table reconciles reported earnings to earnings before non-recurring charges and effects of change in accounting principle.

	              		(millions of dollars)

Year ended December 31,		2002	    	2001		2000
				-----		-----		-----
Reported net earnings/(loss)	$ (119.1)	$   66.4     $  94.0
Change in accounting principle,
 net of tax			   269.0	       -	   -
Goodwill amortization, net of tax      -	    26.5	27.3
Non-recurring charges, net of tax      -	    19.0	38.7
				--------	--------	-----
Adjusted net earnings		$  149.9	$  111.9     $ 160.0
				========	========	======

The earnings comparison for 2002 to 2001, other than the items reflected in the table above, was positively affected by increased sales, operating leverage, lower interest expense and a lower tax rate. Overall, our sales increased
16.1% from 2001 and declined 11.1% between 2001 and 2000. The main causes of the sales increase in 2002 were increased production in the auto industry, increased demand for turbochargers, especially in Europe, and new business. As a comparison, worldwide vehicle production increased by 2.3% in 2002 and decreased by 3.8% in 2001. North American production increased by 5.7% in 2002 and decreased by 9.7% in 2001, Japanese production increased by 3.8% in 2002 and decreased by 2.3% in 2001 and Western European production decreased 1.5% in 2002 and increased 1.4% in 2001.

Our 2001 results reflected weak production demand, the weak Euro and Yen, production slowdowns and shutdowns, and further deterioration in the heavy truck market.

Our outlook for the industry as we head into 2003 is one of caution and uncertainty. The North American automotive market was strong in 2002, but increased incentives drove consumer sales. It is uncertain whether these incentive levels will continue in 2003 and what impact this will have. We anticipate global production levels of light vehicles to be steady or slightly lower than the 2002 levels. There is also uncertainty in the medium and heavy truck markets as these markets continue to reflect depressed business levels. We expect the medium and heavy truck markets to continue to be down in the first half of 2003, and are cautiously optimistic of a recovery in the second half of 2003. Assuming these conditions and no major negative events, we anticipate our sales and earnings to grow due to new business from increased penetration, new customers and new applications.

Results By Operating Segment

We announced a reorganization of the business into two operating groups in December of 2002 to be effective January 1, 2003, which resulted in a change to the Company's operating segments. The two segments are Drivetrain and Engine. The Drivetrain segment is primarily the combination of the TorqTransfer Systems and Transmissions Systems businesses. The Engine segment is primarily the combination of the Morse TEC, Air/Fluid Systems, and Cooling Systems businesses.
The results by operating segments are presented based on the new operating segment structure. See Note Fourteen to the Consolidated Financial Statements for further details on the Company's segments.

The company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," effective
January 1, 2002. Accordingly, there is no goodwill amortization included in the 2002 results. See Note Thirteen to the Consolidated Financial Statements for further details on the Company's implementation of SFAS No. 142.

Net Sales
		                (millions of dollars)

Year ended December 31,		2002	    2001	 2000
				------	    -------	 ---------
Drivetrain			$1,122.1  $  937.2	$ 980.0
Engine				 1,648.2   1,426.6	1,568.3
Divested operations and
 businesses held for sale	 -	      18.0	  132.9
Inter-segment eliminations	(39.2)	     (30.2)	  (35.3)
				-------	   --------	 --------
Net sales			$2,731.1  $2,351.6	$2,645.9
				========  =========     =========
Earnings Before Interest, and Taxes (EBIT)

	              		(millions of dollars)
Year ended December 31,		 2002	   2001	    	2000
				 -------  ------	-----
Drivetrain			$ 99.4	  $ 70.1	$ 78.9
Engine				 212.4     142.7	 199.5
Divested operations and
 businesses held for sale	     -	    (0.2)	   3.2
				 -------   ------	-------
Earnings before interest
 and taxes			$311.8	  $212.6	$281.6
				========  ======	=======

Drivetrain sales increased by 19.7% and EBIT increased by 41.8%. Sales growth was strong in all regions for this segment, due to a combination of market conditions and new applications, both in North America and overseas. Higher sales in North America were due to higher volumes for Hyundai and Kia, and the InterActive Torque Management
(ITM) system application in the Acura MDX and the recently released Honda Pilot. Additionally, the Drivetrain segment launched new applications for some GM vehicles, including the Hummer H2 and GMC Yukon, in mid-2002. EBIT increased due to a combination of increased volumes and costs controls. EBIT was also positively impacted from the elimination of goodwill amortization in 2002 versus the $6.7 million recorded in 2001, due to the adoption of the new accounting standard on goodwill.

Sales were down 4.4% and EBIT was down 11.2% in 2001 versus 2000. The sales reduction was due to volume decreases experienced by major North American OEMs, driven by the general North American automotive industry downturn as well as market share losses to European and Asian automakers in North America. EBIT suffered due to the volume decreases, particularly in the early part of the year from the effects of erratic scheduling. OEMs cut volumes on short notice in response to the market downturn, and the Ford Explorer/Firestone tire issue had a negative impact on the transfer case product line. Significant cost cutting done in late 2000 and early 2001 offset the impact on EBIT of the sales decreases.

For 2003, we expect to achieve moderate sales growth in this segment. The growth will be driven by a full year of a new contract to supply transfer cases to General Motors, as well as increased transfer case business with Kia and Hyundai.
We also expect the transmissions business to increase due to volume ramp ups in recently launched applications as well as continued global market share increases by key customers in Europe and Asia.

Engine sales increased by 15.5% and EBIT increased by 48.8% in 2002. Contributing to the sales increase were strong sales of engine timing chains, increased usage of turbochargers, and continued strength in sales of sport-utility vehicles, many of which utilize the Company's chain products for their four wheel drive systems. An increase in sales of control products to a major customer, and increased penetration of thermal products into Asia and Europe also contributed to the sales increase. The EBIT increase was due to higher volumes, savings from facility rationalizations, and no goodwill amortization in 2002 versus $35.6 million in 2001. The EBIT increase would have been greater except for the impact of the Honeywell International Inc. (Honeywell) agreement discussed more fully in Note Eleven to the Consolidated Financial Statements.

Sales decreased by 9.0% and EBIT by 28.5% from 2000 to 2001. Sales decreased due to the North American auto downturn, but were offset by expanded applications, particularly for engine timing applications and turbochargers. The larger decline in EBIT was due to the relatively larger volume decrease in the emissions and thermal portions of the segment, where the loss of volume and product mix issues had a large impact.

Engine revenue is expected to grow in the coming years as turbocharger capacity is increased to meet demand on direct-injected diesel passenger cars and as new generations of variable geometry turbochargers for commercial diesel applications are introduced. The introduction of additional products, including timing systems for Chrysler overhead cam engines, increased North American transplant business, Ford's global four-cylinder engine program, and drive chain for the new Toyota hybrid engine and other Japanese and Korean applications, are expected in the coming years.
This segment also expects to benefit from the continued conversion of engine timing systems from belts to chains in both Europe and Japan. A rebound in the truck markets will help this segment, particularly for cooling fans and thermal systems.
Other opportunities in the coming years include products designed to improve fuel efficiency and reduce emissions as well as fluid pumps for engine hydraulics supporting variable cam timing and engine lubrication.

Below is the table for sales and EBIT for the past three years under the old operating structure in place prior to 2003, which is being provided for informational purposes only.

Net Sales
	                	(millions of dollars)
Year ended December 31,		2002	    2001	2000
				-----	    -------	-------
Morse TEC			$1,046.9  $ 869.4	$885.8
Air/Fluid Systems	           388.4    357.8        427.8
Cooling Systems	     		   235.8    220.5	 281.3
TorqTransfer Systems	           630.1    500.1	 526.7
Transmission Systems	     	   495.2    428.8	 437.5
Divested operations and
 businesses held for sale	       -     18.0	 132.9
Inter-segment eliminations	   (65.3)   (43.0)	 (46.1)
				--------    ------	--------
Net sales			$2,731.1 $2,351.6     $2,645.9
				========  ========	========

Earnings Before Interest and Taxes (EBIT)

	              (millions of dollars)
Year ended December 31,	 	2002	   2001	    2000
				-----	  -----	   ------
Morse TEC	 		$ 159.2	$ 119.8	 $ 127.4
Air/Fluid Systems	           23.4	   12.9	    35.7
Cooling Systems	      		   25.1	    7.5	    32.1
TorqTransfer Systems	      	   39.2	   24.1	    37.2
Transmission Systems	      	   64.9	   48.5	    46.0
Divested operations and
 businesses held for sale	     -	   (0.2)     3.2
				  ------  -------  -------
Earnings before interest and taxes$311.8 $ 212.6  $ 281.6
				  ======= ======== ========

Divested operations and businesses held for sale includes the results of Fuel Systems, which was sold in 2001; and the HVAC business, which was sold during 2000.  These businesses did not fit our strategic goals, and we believe our resources are better spent on our core technologies in highly engineered powertrain components and systems.  The sale of the Fuel Systems business did not result in a significant gain or loss.  We adjusted our carrying value of this business in 2000 as part of the
restructuring charge discussed below.   The $5.4 million gain
on the sale of the HVAC business in 2000 is included in other income. Divested operations and businesses held for sale contributed sales of $18.0 million, and $132.9 million and EBIT of $(0.2) million, and $3.2 million in 2001 and 2000, respectively.

Corporate is the difference between calculated total company
EBIT and the total from the segments and represents corporate headquarters expenses and expenses not directly attributable to the individual segments (see Note Fourteen to the Consolidated Financial Statements). This expense was $40.3 million in 2002, $26.5 million in 2001, and $4.6 million in 2000, excluding non-recurring charges in 2001 and 2000. This amount represents headquarters expenses and expenses not assigned to individual segments. The main reason for the increase in the expense was a decrease in excess of earnings from pension assets over the costs of the U.S. pension plans of $5.3 million from 2001 to 2002 and $10.5 million from 2000 to 2001. Additionally, expenses for post retirement benefits for sold businesses, which are captured at the corporate level, contributed to the increase in 2002.
Also impacting this number was a $5.4 million gain on the sale of the HVAC business in 2000. Corporate headquarters expense was slightly higher at $24.0 million in 2002 compared to $20.5 million in 2001 and $19.2 million in 2000.

Our top ten customers accounted for approximately 78% of consolidated sales in 2002 and 2001 compared to 77% in 2000. Ford continues to be our largest customer with 26% of consolidated sales in 2002, compared to 30% in 2001 and 2000. DaimlerChrysler, our second largest customer, represented 20% of consolidated net sales in 2002, 21% in 2001 and 19% in 2000; and General Motors accounted for 12%, 12%, and 13%, in 2002, 2001, and 2000, respectively. No other customer accounted for more than 10% of sales in any of the periods presented.

OTHER FACTORS AFFECTING RESULTS OF OPERATIONS

The following table details our results of operations as a percentage of sales:

Year Ended December 31,		2002	 2001	  2000
				-----	------	  ------
Net sales 			100.0%	100.0%	 100.0%
Cost of sales			 79.7  	 80.4	  79.0
				-----   -------   ------
Gross profit		 	 20.3	 19.6	  21.0

Selling, general and
 administrative expenses	 11.1    10.6	   9.8
Goodwill amortization		    -	  1.8	   1.6
Restructuring and other non
 recurring charges	     	    -	  1.2      2.4
Other, net		     	    -	 (0.1)    (0.3)
				  -----  ------    -----
Operating income		  9.2%	  6.1%	   7.5%
				  =====  ======    ======

Gross profit for 2002 was 20.3%, an increase from 19.6% in 2001 and down from the 21.0% in 2000. The increase in gross profit in 2002 is mainly due to higher sales volumes. The decrease in 2001 compared to 2000 is attributable to lower sales volumes, which made it more difficult to cover the fixed costs of our manufacturing facilities. Additionally, many of our core businesses also showed gross margin improvement in both 2001 and 2000.The decrease in margin from 2000 to 2002 is due mainly to a shift in sales to lower margin businesses. For example, the transfer case business had a large percentage sales gain in 2002, but has a low gross profit percentage because its products have the highest purchased content.

The combination of price reductions to customers and cost increases for material, labor and overhead totaled approximately $75 million in 2002, as compared to $37 million and $16 million in 2001 and 2000, respectively. We were able to partially offset these impacts by actively pursuing reductions from our suppliers, making changes in product design and by using process technology to remove cost and/or improve manufacturing capabilities.

Selling, general and administrative expenses (SG&A) as a percentage of sales increased to 11.1% from 10.6% and 9.8% in 2001 and 2000, respectively. The increase in SG&A is due to several factors, including an increase in retiree costs for both pension and health care. Another factor is our continued commitment to research and development (R&D) in order to capitalize on growth opportunities. R&D spending was $109.1 million, or 4.0% of sales, as compared with $104.5 million, or 4.4% of sales, and $112.0 million, or 4.2% of sales in 2002, 2001 and 2000, respectively.
We continue to invest in a number of cross-segment R&D programs, as well as a number of other key programs, all of which are necessary for short- and long-term growth. We intend to maintain our commitment to R&D investment while continuing to focus on controlling other SG&A costs.

Restructuring and other non-recurring charges were $28.4 million in 2001 and $62.9 million in 2000. The 2001 non-recurring charges primarily include adjustments to the carrying value of certain assets and liabilities related to businesses acquired and disposed of over the past three years. Of the $28.4 million of pretax charges in 2001, $5.0 million represents non-cash charges. Approximately $3.3 million was spent in 2001, $8.4 million was spent in 2002, and $8.4 million was transferred to environmental reserves in 2001. The remaining $3.3 million is expected to be spent in 2003. The 2001 non-recurring charges included $8.4 million of environmental remediation costs related to sold businesses and $12.0 million of product quality costs for issues with products that were sold by acquired businesses prior to acquisition, all of which have been corrected in the currently produced products. The Company expects to fund the total cash outlay of these actions from operations.

Restructuring and other non-recurring charges totaling $62.9 million were incurred in the second half of 2000 in response to deteriorating market conditions. The charges included the rationalization and integration of certain businesses and actions taken to bring costs in line with vehicle production slowdowns in major customer product lines. Of the $62.9 million in pretax charges, $47.3 million
represented non-cash charges.   Approximately $4.4 million was
spent in 2000 and the remaining $11.2 million was spent in 2001.
The actions taken as part of the 2000 restructuring charges are expected to generate approximately $19 million in annualized savings, primarily from lower salaries and benefit costs and reduced depreciation charges. These savings were more than offset by lower revenue from the deterioration in the automotive and heavy-duty truck markets.

Components of the restructuring and other non-recurring charges are detailed in the following table and discussed further below.

			  (millions of dollars)

     Severance and  Asset write- Loss on Sale   Other exit costs
     Other Benefits  downs 	 of Business    and non-recurring Total
					charges
      ------------   ----------  ----------     --------------  ------
Provisions    $8.9	$11.6	 $35.2	  	$7.2	 	$62.9
Incurred      (4.3)  	  -	  -	        (0.1)            (4.4)
Non-cash
 write-offs	 -     	(11.6)	 (35.2)         (0.5)           (47.3)
	      -----	------	  -----		------		------
Balance, December
 31, 2000      4.6	  -	  -	         6.6	         11.2
	      -----	------	  -----		------		------
Provisions	 -	  5.0	  -	  	23.4	  	 28.4
Incurred      (4.6)	  -	  -	       (18.3)	 	(22.9)
Non-cash
 write-offs	 -	 (5.0)	  -	   	 -	  	 (5.0)
	       -----	------	  -----		------		------
Balance, December
 31, 2001	 -	  -	  -	  	11.7	  	 11.7
	       -----	------	  -----		------		------
Provisions	 -	  -	  -	    	 -	    	  -
Incurred	 -	  -	  -	  	(8.4)	 	 (8.4)
Non-cash
 write-offs	 -	  -	  -	   	 -	  	  -
	       -----	------	  -----		------		------
Balance, December
 31, 2002      $ -	$ -	$ -	 	$3.3	  	$ 3.3
	       =====	======	======		======		=======


Severance and other benefit costs relate to the reduction of approximately 220 employees from the workforce. The reductions affected both of our operating segments, across each of our geographical areas, and across each major functional area, including production and selling and administrative positions. Approximately $8.9 million had been paid for severance and other benefits for the terminated employees.

Asset write-downs primarily consist of the write-off of impaired assets no longer used in production as a result of the industry downturn and the consolidation of certain operations. Such assets have been taken out of productive use and have been disposed.

Loss on anticipated sale of business represents the Fuel
Systems business, which was sold to an investor group led by TMB Industries, a private equity group, in April 2001 for a pretax loss of $35.2 million. Fuel
Systems produced metal tanks for the heavy-duty truck market in North America and did not fit our strategic focus on powertrain technology. Terms of the transaction did not have a significant impact on the Company's results of operations, financial condition or cash flows.

Other exit costs and non-recurring charges are primarily non-employee related exit costs incurred to close certain non-production facilities the Company has previously sold or no longer needs and non-recurring product quality related charges. The 2001 non-recurring charges include $8.4 million of environmental remediation costs related to sold businesses and $12.0 million of product quality costs for issues with products that were sold by acquired businesses prior to acquisition, all of which have been fixed in the currently produced products.

Goodwill amortization was zero in 2002, compared to $42.0 million in 2001 and $43.3 million in 2000. As discussed more fully in Note Thirteen to the Consolidated Financial Statements, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinued the amortization of goodwill effective January
1, 2002.

Other, net decreased to $0.9 million of income in 2002, from $2.1 million in 2001 and $8.1 million in 2000. The 2000 number included a gain on the sale of the HVAC business of $5.4 million.

Equity in affiliate earnings, net of tax increased by $4.6 million from 2001 and decreased by $0.8 million between 2001 and 2000. This line item is driven by the results of our 50% owned Japanese joint venture, NSK-Warner. Our equity in NSK-Warner's earnings of $20.4 million was $4.7 million higher than 2001, which was $1.2 million lower than 2000.

Interest expense, net decreased by $10.1 million in 2002 and decreased by $14.8 million between 2001 and 2000. The decreases in 2002 and 2001 were due to lower interest rates as well as lower debt levels, as the Company used cash generated in 2002 and 2001 to pay off debt. In 2002, the Company paid down $90.3 million of balance sheet debt and reduced the amount of securitized accounts receivable sold by $30.0 million. In 2001, the Company paid down $57.8 million of balance sheet debt and reduced the amount of securitized accounts receivable sold by $30.0 million. The Company took advantage of lower interest rates through the use of interest rate swap arrangements described more fully in Note Six to the Consolidated Financial Statements. At the end of 2002, the amount of debt with fixed interest rates was 61% of total debt, including the impact of the interest rate swaps.

The provision for income taxes results in an effective tax rate for 2002 of 33.0% compared with rates of 36.1% for 2001 and 36.2% for 2000. Our effective tax rates have been lower than the standard federal and state tax rates due to the realization of certain R&D and foreign tax credits; foreign rates, which differ from those in the U.S.; and offset somewhat by non-deductible expenses. The decrease in rates is also a result of certain changes in the Company's legal structure.
In 2003, the Company anticipates realizing a further 2% to 4% improvement in its income tax rate.

FINANCIAL CONDITION AND LIQUIDITY

Our cash and cash equivalents increased $3.7 million at December 31, 2002 compared with December 31, 2001. Net cash provided by operating activities of $261.4 million was primarily used to fund $138.4 million of capital expenditures, repay $120.3 million of long-term debt, and distribute $16.0 million of dividends to our shareholders.

Operating cash flow of $261.4 million is $23.6 million more than in 2001. The $261.4 million consists of a net loss of $119.1 million, non-cash charges of $453.5 million and a $73.0 million decrease in net operating assets and liabilities, net of the effects of divestitures. Non-cash charges are primarily comprised of $137.4 million in depreciation and amortization and the $269.0 million, net of tax non-cash charge for a change in accounting principle.
Accounts receivable increased $67.4bmillion, however, $30.0 million of the increase was due to the reduction in securitized accounts receivable sold.

Net cash used in investing activities totaled $130.0 million, compared with $165.3 million in the prior year. 2001 investing activities benefited by $14.4 million in net proceeds from the sales of businesses, mainly non-strategic portions of our 1999 acquisitions. Capital spending totaling $138.4 million in 2002 was $2.5 million lower than in 2001. Approximately 60% of the 2002 spending was related to expansion, with the remainder for cost reduction and other purposes. Heading into 2003, we plan to keep capital spending under control to be prepared if the industry slows down. Our goal is to reduce spending as a percentage of sales from historical levels of up to 6% to a target of 4.5% to 5.5%.

Stockholders' equity decreased by $122.8 million in 2002. The decrease was caused by net loss of $119.1 million along with adjustments for minimum pension liability of $42.3 million, dividends of $16.0 million, and purchase of treasury stock of $18.1 million, offset by currency translation adjustments of $40.9 million and stock issuances to retirement plans of $20.8 million. In relation to the dollar, the currencies in foreign countries where we conduct business, particularly the Euro, strengthened, especially at the end of 2002, therefore causing the currency translation component of other comprehensive income to increase in 2002.

Our total capitalization as of December 31, 2002 of $1,628.1 million is comprised of short-term debt of $14.4 million, long-term debt of $632.3 million and stockholders' equity of $981.4 million. Capitalization at December 31, 2001 was $1,841.2 million. During the year, we reduced our balance sheet debt to capital ratio to 39.9% from 40.0% in 2001 and 42.2% in 2000. If the reduction to equity associated with the adoption of SFAS No. 142 had taken place in 2001, the 2001 ratio would have been 46.9%.

The Company has a $350 million revolving credit facility that extends until July 21, 2005. Additionally, the Company also has $300 million available under a shelf registration statement on file with the Securities and Exchange Commission through which a variety of debt and/or equity instruments may be issued.
The Company has access to the commercial paper market through an accounts receivable securitization facility which is rolled over annually. As of December 31, 2002, the facility was sized at $90 million and has been in place with its current funding partner since January 1994. From a credit quality perspective, the Company has an investment grade credit rating of BBB+ from Standard & Poor's and Baa2 from Moody's.

The Company's required debt principal amortization and payment obligations under lease commitments at December 31, 2002, are as follows:


		Total  2003   2004  2005   2006 2007+
Indebtedness	$646.7 $14.4  $7.5 $39.0 $149.5 $436.3
Operating Leases  36.4   4.3   4.2  22.7    0.9    4.3
		------  ----- ---- -----  -----  ------
  Total		$683.1 $18.7 $11.7 $61.7 $150.4 $440.6
		====== ====== ==== ===== ======  ======

We believe that the combination of cash from operations and available credit facilities will be sufficient to satisfy our cash needs for our current level of operations and our planned operations for the foreseeable future. We will continue to balance our needs for internal growth, debt reduction and share repurchase.

OTHER MATTERS

Environmental/Contingencies

The Company and certain of its current and former direct and indirect corporate predecessors, subsidiaries and divisions

Based on information available to the Company, which in most cases, includes: an estimate of allocation of liability among PRPs; the probability that other PRPs, many of whom are large, solvent public companies, will fully pay the cost apportioned to them; currently available information from PRPs and/or federal or state environmental agencies concerning the scope of contamination and estimated remediation costs; remediation alternatives; estimated legal fees; and other factors, the Company has established a reserve for indicated environmental liabilities with a balance at December 31, 2002 of approximately $20.3 million. The Company expects this amount to be expended over the next three to five years.

The Company believes that none of these matters, individually or in the aggregate, will have a material adverse effect on its financial condition or future operating results, generally either because estimates of the maximum potential liability at a site are not large or because liability will be shared with other PRPs, although no assurance can be given with respect to the ultimate outcome of any such matter.

In connection with the sale of Kuhlman Electric Corporation, the Company agreed to indemnify the buyer and Kuhlman Electric for certain environmental liabilities relating to the past operations of Kuhlman Electric. During 2000, Kuhlman Electric notified the Company that it discovered potential environmental contamination at its Crystal Springs, Mississippi plant while undertaking an expansion of the plant.

The Company has been working with the Mississippi Department of Environmental Quality and Kuhlman Electric to investigate the extent of the contamination. The investigation has revealed the presence of polychlorinated biphenyls (PCBs) in portions

The Company's lawsuit against Kuhlman Electric seeking declaration of the scope of the Company's contractual indemnity has been amicably resolved and dismissed. The Company believes that the reserve for environmental liabilities is sufficient to cover any potential liability associated with this matter. However, due to the nature of environmental liability matters, there can be no assurance that the actual amount of environmental liabilities will not exceed the amount reserved.

Patent infringement actions were filed against the Company's turbocharger unit located in Europe in late 2001 and in 2002 by Honeywell International. The Dusseldorf District Court in Germany entered a preliminary injunction against the Company on July 9, 2002 limiting the Company's ability to manufacture and sell a certain variable turbine geometry (VTG) turbocharger in Germany until a patent hearing, then scheduled for December 2002.

In order to continue uninterrupted service to its customer, the Company paid Honeywell $25 million in July 2002 so that it could continue to make and deliver disputed car turbochargers through June of 2003. The agreement with Honeywell partially settled litigation, suspended the July 2002 preliminary injunction and provided for a license to deliver until June 2003. As part of the agreement, Honeywell agreed to not seek damages for deliveries made before June 30, 2003. The Company is recognizing expense of the $25 million license payment as it ships the affected products from January 2002 to June 2003. In 2002, $14.5 million of expense was recognized. The Company appealed the granting of the July preliminary injunction, but Honeywell withdrew the preliminary injunction before the Company's appeal could be heard. In January 2003, the Dusseldorf District Court decided that the Company's current design of the VTG turbocharger infringes the patent asserted by Honeywell.


On June 23, 2003, the Company announced an additional agreement with Honeywell to settle their patent dispute relating to variable geometry turbochargers by extending their licensing arrangement.
The new agreement covers the almost one million units and service production expected to be produced during the period of the agreement (July 1, 2003 through 2006). Approximately 40% of the total consideration of $29.1 million will be paid to cover use in 2003 and approximately 49% of the total will be paid to cover use in 2004.

Critical Accounting Policies

The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United
States of America. The preparation of these financial statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality.
The significant accounting principles which management believes are the most important to aid in fully understanding our financial results are included below. Management also believes that all of the accounting policies are important to investors. Therefore, the Notes to the Consolidated Financial Statements provide a more detailed description of these and other accounting policies of the Company.

Sales of Receivables

The Company securitizes and sells certain receivables through third party financial institutions without recourse. The amount sold can vary each month based on the amount of underlying receivables. In December 2002, the Company reduced the maximum size of the facility from $120 million to $90 million.

Product Warranty

Provisions for estimated expenses related to product warranty are made at the time products are sold. These estimates are established using historical information about the nature, frequency, and average cost of warranty claims. Management actively studies trends of warranty claims and takes action to improve vehicle quality and minimize warranty claims. Management believes that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserve.

Goodwill and Other Intangible Assets
The Company adopted SFAS No. 142, "Goodwill and Other
Intangible Assets," effective January 1, 2002.  Under SFAS
No. 142, goodwill is no longer amortized; however, it must be tested for impairment at least annually. Amortization continues to be recorded for other intangible assets with definite lives. The Company is subject to financial statement risk to the extent that goodwill and indefinite-lived intangible assets become impaired. See Note Thirteen to the Consolidated Financial Statements for more information regarding goodwill and the adoption of SFAS No. 142.

Pension and Other Postretirement Benefits

The Company's employee pension and other postretirement benefit (i.e., health care) costs and obligations are dependent on management's assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, health care cost trend rates, inflation, long-term return on plan assets, retirement rates, mortality rates and other factors.
Management bases the discount rate assumption on investment yields available at year-end on AA-rated corporate long-term bond yields. Health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. The inflation assumption is based on an evaluation of external market indicators. Retirement and mortality rates are based primarily on actual plan experience. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in such future periods. While management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect pension and other postretirement benefit costs and obligations. See Note Eight to the Consolidated Financial Statements for more information regarding costs and assumptions for employee retirement benefits.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying value of its long-lived assets held and used and assets to be disposed of, including other intangible assets, when events and circumstances warrant such a review. This review is performed using estimates of future cash flows. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Management believes that the estimates of future cash flows and fair value are reasonable; however, changes in estimates of such cash flows and fair value could affect the evaluations.

New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142, effective January 1, 2002, specifies that goodwill and certain intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. SFAS No. 142 also requires that, upon adoption, goodwill be allocated to the Company's reporting units and a two-step impairment analysis be performed.

The Company adopted SFAS No. 142 effective January 1, 2002.
Under the transitional provisions of the SFAS, the Company allocated goodwill to its reporting units and performed the two-step impairment analysis. The fair value of the Company's businesses used to determine the goodwill impairment was computed using the expected present value of associated future cash flows. As a result of this analysis, the Company determined that goodwill associated with its Cooling Systems and Air/Fluid Systems businesses within the Engine operating segment was impaired due to fundamental changes in their served markets, particularly the medium- and heavy-truck markets, and weakness at a major customer. As a result a charge of $269 million, net of taxes of $76 million, was recorded. The impairment loss was recorded in the first quarter of 2002 as a cumulative effect of change in accounting principle.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no impact on the Company's results of operations, financial position or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement
No. 13, and Technical Corrections." This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary component of income and requires that such gain or loss be evaluated for extraordinary classification under the guidelines of Accounting Principles Board Opinion No. 30, "Reporting Results of Operations."
This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions and makes various other technical corrections to the existing pronouncements mentioned above. The adoption of SFAS
No. 145 had no impact on the Company's results of operations, financial position or cash flows.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect that the adoption of SFAS No. 146 will have a material impact on the Company's results of operations, financial position or cash flows.


In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" (FIN 45), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 will not have a material impact on the Company's financial position, operating results or liquidity and resulted in additional disclosures in the Company's Consolidated Financial Statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure
- an amendment of FASB Statement No. 123." This Statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to adopt SFAS No. 148 January 1, 2003. The Company is currently assessing the impact of the adoption of SFAS
No. 148.

In January 2003, the FASB issued Interpretation No. 46,
"Consolidation of Variable Interest Entities," (FIN 46).
FIN 46 requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest.
FIN 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. For the Company, this Interpretation is effective immediately for variable interest entities created after January 31, 2003 and effective July 1,
2003, for variable interest entities acquired before February 1, 2003. The Company does not expect the adoption of FIN 46 to have any impact on its fiscal
2003 Consolidated Financial Statements.

Qualitative and Quantitative Disclosure About Market Risk

The Company's primary market risks include fluctuations in interest rates and foreign currency exchange rates.
We are also affected by changes in the prices of commodities used or consumed in our manufacturing operations. Some of our commodity purchase price risk is covered by supply agreements with customers and suppliers. Other commodity purchase price risk is addressed by hedging strategies, which include forward contracts. We do not engage in any derivative instruments for purposes other than hedging specific risk.

We have established policies and procedures to manage sensitivity to interest rate, foreign currency exchange rate market, and commodity purchase price risk, which include monitoring the level of exposure to each market risk.

Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our earnings exposure related to adverse movements in interest rates is primarily derived from outstanding floating rate debt instruments that are indexed to floating money market rates. A 10% increase or decrease in the average cost of our variable rate debt would result in a change in pre-tax interest expense of approximately $0.5 million.

We also measure interest rate risk by estimating the net amount by which the fair value of all of our interest rate sensitive assets and liabilities would be impacted by selected hypothetical changes in market interest rates. Fair value is estimated using a discount cash flow analysis. Assuming a hypothetical instantaneous
10% change in interest rates as of December 31, 2002, the net fair value of these instruments would increase by approximately $29.2 million if interest rates decreased and would decrease by approximately $26.6 million if interest rates increased. Our interest rate sensitivity analysis assumes a parallel shift in interest rate yield curves. The model, therefore, does not reflect the potential impact of changes in the relationship between short-term and long-term interest rates.
Interest rate sensitivity at December 31, 2001, measured in a similar manner, was slightly greater than at December 31, 2002.

Foreign currency risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. We mitigate our foreign currency exchange rate risk principally by establishing local production facilities in markets we serve, by invoicing customers in the same currency as the source of the products and by funding some of our investments in foreign markets through local currency loans. Such non-U.S. dollar debt was $152.0 million as of December 31, 2002 and $116.3 million as of December 31, 2001. We also monitor our foreign currency exposure in each country and implement strategies to respond to changing economic and political environments. In addition, the Company periodically enters into forward contracts in order to reduce exposure to exchange rate risk related to transactions denominated in currencies other than the functional currency. In the aggregate, our exposure related to such transactions was not material to our financial position, results of operations or cash flows in both 2002 and 2001.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers, fluctuations in demand for vehicles containing BorgWarner products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2002.

INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of BorgWarner Inc.:

We have audited the consolidated balance sheets of BorgWarner Inc. and Consolidated Subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BorgWarner Inc. and Consolidated Subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note Thirteen to the Consolidated
Financial Statements, effective January 1, 2002, the
Company adopted Statement of Financial Accounting Standards
(SFAS) No. 142, "Goodwill and Other Intangibles," and accordingly, discontinued the amortization of goodwill to conform to the provisions of this standard. Note Thirteen provides transitional disclosures regarding the impact of the adoption of SFAS No. 142.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 6, 2003
(June 24, 2003 as to the last paragraph of Note Eleven and to Note Fourteen)

CONSOLIDATED STATEMENTS OF OPERATIONS


                                 millions of dollars, except per share amounts
For the Year Ended December 31,             2002           2001       2000
                                           ------------   ---------   -----
Net sales ................................. $2,731.1       $2,351.6  $2,645.9
Cost of sales .............................. 2,176.5        1,890.8   2,090.7
                                             --------        ------   -------
  Gross profit ............................. 554.6            460.8     555.2
Selling, general and administrative expenses 303.5            249.7     258.7
Goodwill amortization .......................  --              42.0      43.3
Other, net .................................  (0.9)            (2.1)     (8.1)
Restructuring and other non-recurring charges   --             28.4      62.9
                                             ------         -------     -----
  Operating income ........................  252.0            142.8     198.4
Equity in affiliate earnings, net of tax ..  (19.5)           (14.9)    (15.7)
Interest expense and finance charges .......  37.7             47.8      62.6
                                           ---------       ---------   -------
  Earnings before income taxes ..............233.8            109.9     151.5
Provision for income taxes .................  77.2             39.7      54.8
Minority interest, net of tax ..............   6.7              3.8       2.7
                                            --------       ----------  -------
  Net earnings before cumulative effect of
   accounting change ..............          149.9             66.4      94.0
Cumulative effect of change in accounting
 principle, net of tax ...........          (269.0)              --        --
                                            --------       ---------    -----
  Net earnings/(loss) .....................$(119.1)      $     66.4    $ 94.0
                                          ==========       =========    ======

Net earnings/(loss) per share - Basic
Net earnings per share before cumulative
  effect of accounting change ......      $   5.63       $     2.52    $ 3.56
Cumulative effect of accounting change ...  (10.10)             --        --
                                          ---------       ---------     ------
  Net earnings/(loss) per share ..........$  (4.47)      $     2.52    $ 3.56
Net earnings/(loss) per share - Diluted
Net earnings per share before cumulative
  effect of accounting change ......      $   5.58       $     2.51    $ 3.54
Cumulative effect of accounting change .... (10.02)              --        --
                                         ------------       --------    -------
Net earnings/(loss) per share ........... $  (4.44)      $     2.51    $ 3.54
Average shares outstanding (thousands)
  Basic ..................................   26,625          26,315     26,391
                                           =========       ========   =========
  Diluted ................................. 26,854           26,463    26,487
                                           =========       ========   ========

See accompanying Notes to Consolidated Financial Statements.



   40
BorgWarner

2002
CONSOLIDATED BALANCE SHEETS

BorgWarner Inc. and Consolidated Subsidiaries

                                                             millions of dollars
December                                                     2002         2001
                                                            ---------   ---------

ASSETS
Cash and cash equivalents .................................$  36.6   $    32.9
Receivables ...............................................  292.1       203.7
Inventories ...............................................  180.3       143.8
Deferred income taxes .....................................   11.4        23.6
Investments in businesses held for sale ...................   14.2        12.2
Prepayments and other current assets ......................   31.9        25.1
                                                            -------   ---------
    Total current assets ..................................  566.5       441.3
Land ......................................................   40.6        29.6
Buildings .................................................  288.0       246.1
Machinery and equipment ...................................1,060.0       940.9
Capital leases ............................................    2.7         2.7
Construction in progress ..................................   76.5       128.4
                                                           ---------   ---------
                                                           1,467.8     1,347.7
Less accumulated depreciation .............................  572.9       509.5
                                                           ---------   ---------
    Net property, plant and equipment .....................  894.9       838.2
Tooling, net of amortization ..............................   82.0        84.1
Investments and advances ..................................  153.1       137.4
Goodwill ..................................................  827.0     1,160.6
Deferred income taxes .....................................   51.2         5.7
Other noncurrent assets ...................................  108.2       103.6
                                                           --------   ---------
  Total other assets ......................................1,221.5     1,491.4
                                                           --------   ---------
    Total assets ........................................$ 2,682.9   $ 2,770.9
                                                          =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-term debt .....$    14.4   $    35.6
Accounts payable and accrued expenses ...................    435.6       410.6
Income taxes payable ....................................      1.2         8.8
                                                          ---------   ---------
    Total current liabilities ...........................    451.2       455.0
Long-term debt ..........................................    632.3       701.4
Long-term liabilities:
Retirement-related liabilities ..........................    478.3       393.0
  Other .................................................    125.2       105.9
                                                          --------   ---------
    Total long-term liabilities .........................    603.5       498.9
Minority interest in consolidated subsidiaries ...........    14.5        11.4
Commitments and contingencies ..............................    --          --
Capital stock:
  Preferred stock, $.01 par value; authorized shares: 5,000,000;
    none issued ................................................--          --
  Common stock, $.01 par value; authorized shares: 50,000,000;
   issued shares: 2002, 27,398,891 and 2001, 27,039,968;
   outstanding shares: 2002, 26,580,004; 2001, 26,365,169.      0.3         0.3
  Non-voting common stock, $.01 par value; authorized shares:
   25,000,000; none issued and outstanding ................      --          --
Capital in excess of par value ...........................    737.7       715.7
Retained earnings ........................................    335.8       470.9
Management shareholder note ..............................     (2.0)       (2.0)
Accumulated other comprehensive income/(loss) ............    (54.5)      (53.1)
Common stock held in treasury, at cost: 2002, 818,887 shares; 2001,
 674,799 shares ...........................................   (35.9)      (27.6)
                                                             ---------   ---------
  Total stockholders' equity ..............................   981.4     1,104.2
                                                             ---------   ---------
    Total liabilities and stockholders' equity ............$2,682.9   $ 2,770.9
                                                            =========   =========

See accompanying Notes to Consolidated Financial Statements.



                                                                          41
                                                                      BorgWarner

2002
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    millions of dollars
For the Year Ended December 31,                     2002       2001       2000
                                                    --------   --------   --------

OPERATING
Net earnings/(loss) ......................................$ (119.1)  $   66.4   $   94.0
Adjustments to reconcile net earnings/(loss) to net cash flows from operations:
Non-cash charges (credits) to operations:
  Depreciation ...........................................   108.1      104.2      102.2
  Goodwill amortization ..................................    --         42.0       43.3
  Amortization of tooling ................................    29.3       23.7       24.9
  Non-cash restructuring and other non-recurring charges ...  --          5.0       47.3
  Cumulative effect of change in accounting principle,
   net of tax .............................................. 269.0         --         --
  Employee retirement benefits .............................  20.8       19.8         --
  Deferred income tax provision ............................  30.4        3.1       (8.5)
  Other, principally equity in affiliate earnings ..........  (4.1)     (25.9)       6.9
                                                            --------   --------   --------
    Net earnings adjusted for non-cash charges ............. 334.4      238.3      310.1
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
  (Increase) decrease in receivables ....................... (67.4)     (48.6)      18.6
  (Increase) decrease in inventories ....................... (29.3)      10.1      (14.7)
  (Increase) decrease in prepayments and deferred income taxes(3.4)       0.1       11.6
  Increase (decrease) in accounts payable and accrued expenses(14.7)      23.0        7.0
  Increase (decrease) in income taxes payable ................ 14.1      (12.7)     (25.9)
  Net change in other long-term assets and liabilities ....... 27.7       27.6       14.5
                                                              ------   --------   --------
    Net cash provided by operating activities ................261.4      237.8      321.2
INVESTING
Capital expenditures .........................................(138.4)    (140.9)    (167.1)
Tooling outlays, net of customer reimbursements .............. (27.7)     (42.0)     (29.7)
Net proceeds from asset disposals ............................  12.3        6.5       16.2
Proceeds from sale of businesses .............................   3.3       14.4      131.9
Tax refunds/(payments) related to businesses sold ............  20.5         --      (43.0)
Payments for businesses acquired, net of cash acquired .......    --       (3.3)        --
                                                              --------   --------   --------
    Net cash used in investing activities ....................(130.0)    (165.3)     (91.7)
FINANCING
Net decrease in notes payable ................................ (22.8)     (16.5)     (74.5)
Additions to long-term debt ...................................  2.3       34.0       86.9
Reductions in long-term debt ..................................(85.3)     (64.3)    (192.3)
Payments for purchase of treasury stock ...................... (18.1)      (0.7)     (22.1)
Proceeds from stock options exercised ........................   9.8        2.8        1.1
Dividends paid ............................................... (16.0)     (15.8)     (15.9)
                                                              -------   --------   --------
    Net cash used in financing activities ....................(130.1)     (60.5)    (216.8)
Effect of exchange rate changes on cash and cash equivalents .   2.4       (0.5)     (13.0)
                                                              -------   --------   --------
Net increase (decrease) in cash and cash equivalents .........   3.7       11.5       (0.3)
Cash and cash equivalents at beginning of year ................ 32.9       21.4       21.7
                                                               -------   --------   --------
Cash and cash equivalents at end of year ......................$36.6   $   32.9   $   21.4
                                                               ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION
Net cash paid/(refunded) during the year for:
  Interest ....................................................$39.5   $   50.2   $   65.4
  Income taxes ................................................(11.0)      28.1      107.7
Non-cash financing transactions:
  Issuance of common stock for management notes ...............$  --   $     --   $    0.5
  Issuance of common stock for Executive Stock Performance Plan  1.2        1.0        0.8

See accompanying Notes to Consolidated Financial Statements.



   42
BorgWarner

2002
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   BorgWarner Inc. and Consolidated Subsidiaries


                                                       millions of dollars

                                Number of Shares          Stockholders' Equity
                                ------------------------  -------------------

                                Issued  Common    Issued  Capital in
                                common  stock in  common  excess of Treasury
                                stock   treasury  stock   par value stock
                                 ------ --------- ------- -------   -------
Balance, January 1, 2000       27,040,492 (316,300) $ 0.3 $ 715.7 $(15.2)
  Purchase of treasury stock           -- (589,700)    --     --   (22.1)
  Dividends declared                   --      --      --     --
    shareholder note                   --   15,223     --     --     0.7
  Shares issued under stock
    option plans                       --   53,750     --     --     2.2
  Shares issued under executive
    stock plan                         --   21,818     --     --     1.1
  Net income                           --       --     --     --      --
  Adjustment for minimum
   pension liability                   --       --     --     --      --
  Currency translation adjustment      --       --     --     --      --
                                 ---------  --------- ------  -----  --------
Balance, December 31, 2000      27,040,492  (815,209) $0.3 $ 715.7 $(33.3)
  Purchase of treasury stock          --    (15,000)    --      --   (0.7)
  Dividends declared                  --         --     --      --     --
  Management shareholder notes        --         --     --      --     --
  Shares issued under stock
   option plans                       --    129,550     --      --     5.3
  Shares issued under executive
   stock plan                         --     25,860     --      --     1.1
  Kuhlman shares retired            (524)        --     --      --      --
  Net income                          --         --     --      --      --
  Adjustment for minimum pension
   liability                          --         --     --      --      --
  Currency translation adjustment     --         --     --      --      --
                                  -------  ---------  ------   -----   ------
Balance, December 31, 2001      27,039,968 (674,799)   $0.3   $715.7  $(27.6)
  Purchase of treasury stock            -- (385,000)     --      --    (18.1)
  Dividends declared                    --       --      --      --      --
  Shares issued under stock
   option plans                         --  217,632      --     0.9      8.9
  Shares issued under executive
   stock plan                           --   23,280      --     0.3      0.9
  Shares issued under retirement
   savings plans                   358,923       --      --    20.8      --
  Net loss                              --       --      --      --      --
  Adjustment for minimum pension
   liability                            --       --      --      --      --
  Currency translation adjustment       --       --      --      --      --
                                  --------  ---------  ------  ------  -------
BALANCE, DECEMBER 31, 2002      27,398,891  (818,887)  $0.3   $737.7   $ 35.9)
                                ==========  ========== =====   ======  ======



                               millions of dollars
                              			 	    Comprehensive
                               Stockholders' Equity    	    income/(loss)
                               ---------------------------- -------------
                                                    Accumulated
                               Management           other
                               shareholder Retained comprehensive
                               notes       earnings income/(loss)
                               ---------  ---------  ----------  -------
Balance, January 1, 2000       $ (2.0)   $ 346.4    $ 12.3
 Purchase of treasury stock        --        --         --       --
  Dividends declared               --      (15.9)       --       --
  Shares issued for management
   shareholder note              (0.5)      (0.2)       --       --
  Shares issued under stock
   option plans                    --       (1.1)       --       --
  Shares issued under executive
    stock plan                     --       (0.3)       --       --
  Net income                       --       94.0        --    $94.0
  Adjustment for minimum pension
   liability                       --         --      (0.1)    (0.1)
  Currency translation adjustment  --         --     (28.2)   (28.2)
                                --------   --------  ------   -------
Balance, December 31, 2000      $ (2.5)   $ 422.9   $(16.0)   $65.7
                                --------    -------  ------   -------
  Purchase of treasury stock        --         --       --       --
  Dividends declared                --      (15.8)      --       --
  Management shareholder notes     0.5         --       --       --
  Shares issued under stock
   option plans                     --       (2.5)      --       --
  Shares issued under executive
   stock plan                       --       (0.1)      --       --
  Kuhlman shares retired            --         --       --       --
  Net income                        --       66.4       --    $ 66.4
  Adjustment for minimum pension
   liability                        --         --     (18.7)   (18.7)
  Currency translation adjustment   --         --     (18.4)   (18.4)
                                  -----    --------  --------  -------
Balance, December 31, 2001       $(2.0)   $ 470.9    $(53.1)  $ 29.3
                                  ------   --------  -------   -------
  Purchase of treasury stock        --         --        --       --
  Dividends declared                --      (16.0)       --       --
  Shares issued under stock
   option plans                     --         --        --       --
  Shares issued under executive
   stock plan                       --         --        --       --
  Shares issued under retirement
   savings plans                    --         --        --       --
  Net loss                          --    (119.1)        --   $(119.1)
  Adjustment for minimum pension
   liability                        --        --      (42.3)    (42.3)
  Currency translation adjustment   --        --       40.9      40.9
                                  -------   ------    -------   ------
BALANCE, DECEMBER 31, 2002       $(2.0)   $ 335.8    $(54.5)  $(120.5)
                                  =======   ======    =======  =======

See accompanying Notes to Consolidated Financial Statements.



                                                              43
                                                          BorgWarner

2002

FINANCIAL STATEMENTS

INTRODUCTION

BorgWarner Inc. and Consolidated Subsidiaries (the "Company") is a leading global supplier of highly engineered systems and components primarily for powertrain applications. These products are manufactured and sold worldwide, primarily to original equipment manufacturers of passenger cars, sport-utility vehicles, trucks, commercial transportation products and industrial equipment. Effective January 1, 2003, the Company will be reporting its results under its reorganized structure of two reportable operating segments: Drivetrain and Engine.The Drivetrain segment is primarily the combination of the TorqTransfer Systems and Transmission Systems businesses. The
Engine segment is primarily the combination of the Morse TEC, Air/Fluid Systems, and Cooling Systems businesses.

                                   1

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following paragraphs briefly describe significant accounting policies.

USE OF ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include all significant majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS Cash and cash equivalents are valued at cost, which approximates market. It is the Company's policy to classify investments with original maturities of three months or less as cash and cash equivalents.

ACCOUNTS RECEIVABLE The Company securitizes and sells certain receivables through third party financial institutions without recourse. The amount sold can vary each month based on the amount of underlying receivables. In December 2002, the Company reduced the maximum size of the facility from $120 million to $90 million. During the year ended December 31, 2002, total cash proceeds from sales of accounts receivable were $1,389.2 million, and the amount of receivables sold ranged from $90 to $120 million at any time during the year. In 2002, the Company paid a servicing fee of $2.5 million related to these receivables, which is included in interest expense and finance charges. At December 31, 2002, the Company had sold $90 million of receivables under a Receivables Transfer Agreement for face value without recourse. At December 31, 2001, the amount sold was $120 million.

INVENTORIES Inventories are valued at the lower of cost or market. Cost of U.S. inventories is determined by the last-in, first-out (LIFO) method, while the foreign operations use the first-in, first-out (FIFO) method. Inventories held by U.S. operations was $96.0 million in 2002 and $81.1 million in 2001. Such inventories, if valued at current cost instead of LIFO, would have been greater by $3.6 million and $3.9 million, respectively.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION Property, plant and equipment are valued at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to expense as incurred. Renewals of significant items are capitalized. Depreciation is computed generally on a straight-line basis over the estimated useful lives of the assets. Useful lives for buildings range from 15 to 40 years and useful lives for machinery and equipment range from 3 to 12 years. For income tax purposes, accelerated methods of depreciation are generally used.

GOODWILL AND OTHER INTANGIBLE ASSETS The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized; however, it must be tested for impairment at least annually. Amortization continues to be recorded for other intangible assets with definite lives. See Note Thirteen for further details on the adoption of SFAS No. 142.

The Company had intangible assets with a cost of $14.7 million, less accumulated amortization of $7.6 million and $6.5 million at December 31, 2002 and 2001, respectively. The intangible assets are being amortized on a straight-line basis over their legal lives, which range from 10 to 15 years. Annual amortization expense recognized was $1.1 million in each of the years 2002, 2001 and 2000. The estimated future annual amortization expense for each of the successive years 2003 through 2007 is $1.1 million.



   44
BorgWarner

BorgWarner Inc. and Consolidated Subsidiaries

REVENUE RECOGNITION The Company recognizes revenue upon shipment of product when title and risk of loss pass to the customer. Although the Company may enter into long-term supply agreements with its major customers, each shipment of goods is treated as a separate sale and the price is not fixed over the life of the agreements.

FINANCIAL INSTRUMENTS Financial instruments consist primarily of investments in cash, short-term securities, receivables and debt securities, and obligations under accounts payable, accrued expenses and debt instruments. The Company believes that the fair value of the financial instruments approximates the carrying value, except as noted in Note Six.

The Company received corporate bonds with a face value of $30.3 million as partial consideration for the sales of Kuhlman Electric and Coleman Cable in 1999. These bonds were recorded at their fair market value of $12.9 million using valuation techniques that considered cash flows discounted at current market rates and management's best estimates of credit quality. In 2001, the sale agreement with Coleman Cable was finalized, resulting in the exchange of the corporate bonds along with a purchase price receivable, for $3 million in cash and a $2 million note, which was collected in 2002. The fair value of these instruments was estimated to be $8.8 million at December 31, 2002 and $10.9 million at December 31, 2001. They have been classified as investments available-for-sale in the other current assets section of the Consolidated Balance Sheets. The contractual maturities of these bonds are beyond five years.

FOREIGN CURRENCY The financial statements of foreign subsidiaries are translated to U.S. dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues and expenses. The local currency is the functional currency for substantially all the Company's foreign subsidiaries. Translation adjustments for foreign subsidiaries are recorded as a component of accumulated other comprehensive income in stockholders' equity.

PRODUCT WARRANTIES The Company provides warranties on some of its products. The warranty terms are typically from one to three years. Provisions for estimated expenses related to product warranty are made at the time products are sold. These estimates are established using historical information about the nature, frequency, and average cost of warranty claims. Management actively studies trends of warranty claims and takes action to improve vehicle quality and minimize warranty claims. Management believes that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserve. The reserve is represented in both long-term and short-term liabilities on the balance sheet.

Below is a table that shows the activity in the warranty accrual accounts:

                              millions of dollars
                         2002        2001        2000
                       --------    --------    --------
Beginning balance      $   19.5    $   16.5    $   22.8
Provisions                 14.2        18.3         7.4
Incurred                  (10.0)      (15.3)      (13.7)
                       --------    --------    --------
Ending balance         $   23.7    $   19.5    $   16.5
                       ========    ========    ========

DERIVATIVE FINANCIAL INSTRUMENTS The Company recognizes that certain normal business transactions generate risk. Examples of risks include exposure to exchange rate risk related to transactions denominated in currencies other than the functional currency, changes in cost of major raw materials and supplies, and changes in interest rates. It is the objective and responsibility of the Company to assess the impact of these transaction risks, and offer protection from selected risks through various methods including financial derivatives. All derivative instruments held by the Company are designated as hedges, have high correlation with the underlying exposure and are highly effective in offsetting underlying price movements. Accordingly, gains and losses from changes in derivative fair values are deferred until the underlying transaction occurs. The Company does not engage in any derivative instruments for purposes other than hedging specific risk.

NEW ACCOUNTING PRONOUNCEMENTS In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no impact on the Company's results of operations, financial position or cash flows.



                                                               45
                                                             BorgWarner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary component of income and requires that such gain or loss be evaluated for extraordinary classification under the guidelines of Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations." This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions and makes various other technical corrections to the existing pronouncements mentioned above. The adoption of SFAS No. 145 had no impact on the Company's results of operations, financial position or cash flows.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect that the adoption of SFAS No. 146 will have a material impact on the Company's results of operations, financial position or cash flows.

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" (FIN 45), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 will not have a material impact on the Company's financial position, operating results or liquidity and resulted in additional disclosures in the Company's Consolidated Financial Statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This Statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to adopt SFAS No. 148 on January 1, 2003. The Company is currently assessing the impact of the adoption of SFAS No. 148.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). FIN 46 requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest. FIN 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. For the Company, this Interpretation is effective immediately for variable interest entities created after January 31, 2003 and effective July 1, 2003, for variable interest entities acquired before February 1, 2003. The Company does not expect the adoption of FIN 46 to have any impact on its fiscal 2003 Consolidated Financial Statements.

                                        2

                         RESEARCH AND DEVELOPMENT COSTS

The Company spent approximately $109.1 million, $104.5 million and $112.0 million in 2002, 2001 and 2000, respectively, on research and development (R&D) activities. Not included in these amounts were customer-sponsored R&D activities of approximately $14.2 million, $20.0 million and $12.5 million in 2002, 2001 and 2000, respectively.

                                        3

                                  OTHER INCOME

Items included in other income consist of:


                                    millions of dollars
Year Ended December 31,           2002      2001      2000
                                 ------    ------    ------
Gains on sales of business       $   --    $   --    $  5.4
Interest income                     1.7       1.4       0.8
Loss on asset disposals, net       (1.5)     (0.2)     (0.4)
Other                               0.7       0.9       2.3
                                 ------    ------    ------
Total other income               $  0.9    $  2.1    $  8.1
                                 ======    ======    ======


   46
BorgWarner

                                   BorgWarner Inc. and Consolidated Subsidiaries

                                        4
                                  INCOME TAXES

Earnings before taxes and provision for taxes consist of:

                             millions of dollars
              2002                2001               2000
              ------------------- ------------------ ------------------
              U.S.  Non-U.S.Total U.S. Non-U.S.Total U.S. Non-U.S. Total
              ----  ------  ----  ---- ------  ----- ---- ------- -----
Earnings before
 taxes      $ 150.7 $83.1 $233.8 $23.3 $86.6 $109.9 $74.8 $76.7 $151.5
              ----   ---   -----  ----  ----  -----  ---- -----  -----
Income taxes:
  Current :
    Federal/
     foreign  $11.1 $10.6 $ 21.7 $ 9.8 $24.7 $ 34.5 $26.8 $24.9 $ 51.7
    State       3.1   --     3.1   2.1   --     2.1  11.6   --    11.6
              -----  ----   ----   ---  ----  -----  ----  ----- ------
               14.2   10.6  24.8  11.9  24.7   36.6  38.4  24.9   63.3
  Deferred     44.8    7.6  52.4   2.0   1.1    3.1 (13.7)  5.2   (8.5)
              -----  ----   ----   ---- -----  ----- ----- -----  ----
Total income
 taxes        $59.0  $18.2  $77.2 $13.9 $25.8  $39.7 $24.7 $30.1  $54.8
              =====  =====   ====  ====  =====  ====  ====  ====  ====

The analysis of the variance of income taxes as reported from income taxes computed at the U.S. statutory rate for consolidated operations is as follows:

                                                  millions of dollars
                                              2002       2001       2000
                                             -------    -------    -------
Income taxes at U.S. statutory rate of 35%   $  81.8    $  38.5    $  53.0
Increases (decreases) resulting from:
  Income from non-U.S. sources                  (6.8)      (0.1)      (0.3)
  State taxes, net of federal benefit            2.0        1.4        7.5
  Business tax credits, net                     (4.7)      (7.2)     (10.3)
  Affiliate earnings                            (6.8)      (5.2)      (5.5)
  Nontemporary differences and other            11.7       12.3       10.4
                                             -------    -------    -------
    Income taxes as reported                 $  77.2    $  39.7    $  54.8
                                             =======    =======    =======

At December 31, 2002, the Company had $8.4 million of foreign tax credit carryforwards, $3.0 million of R&D tax credit carryforwards, and $1.9 million of net foreign operating loss carryforwards available to offset future taxable income. The foreign tax credits and net operating loss carryforwards will expire in 2007. The R&D tax credit carryforward will expire in 2022.

Following are the gross components of deferred tax assets and liabilities as of December 31, 2002 and 2001:

                                                         millions of dollars
                                                         2002         2001
                                                       ----------   ----------
Deferred tax assets - current:
  Capital loss carryover                               $       --   $     22.2
  Accrued costs related to divested operations                 --          1.4
  Foreign tax credits                                         8.4           --
  Research and development credits                            3.0           --
                                                       ----------   ----------
    Net deferred tax asset - current                   $     11.4   $     23.6
                                                       ==========   ==========
Deferred tax assets - noncurrent:
  Postretirement benefits                              $    121.2   $    116.2
  Pension                                                    52.5         18.6
  Other long-term liabilities and reserves                   32.3         29.6
  Goodwill                                                   26.0           --
  Other                                                      14.7         20.6
                                                       ----------   ----------
                                                            246.7        185.0
Deferred tax liabilities - noncurrent:
  Fixed assets                                              135.9         98.0
  Pension                                                    35.0         32.3
  Goodwill                                                     --         28.9
  Other                                                      24.6         20.1
                                                       ----------   ----------
                                                            195.5        179.3
                                                       ----------   ----------
Net deferred tax asset - noncurrent                    $     51.2   $      5.7
                                                       ==========   ==========

No deferred income taxes have been provided on undistributed earnings of foreign subsidiaries totaling $59.2 million and $47.8 million in 2002 and 2001, respectively, as the amounts are essentially permanent in nature. Any such potential liability would be substantially offset by foreign tax credits with respect to such undistributed foreign earnings.



                                                                         47
                                                                      BorgWarner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           BALANCE SHEET INFORMATION

Detailed balance sheet data are as follows:

                                                     millions of dollars
December 31,                                          2002         2001
                                                    --------     --------
Receivables:
  Customers                                         $  247.9     $  170.5
  Other                                                 49.3         37.1
                                                    --------     --------
    Gross receivables                                  297.2        207.6
  Less allowance for losses                              5.1          3.9
                                                    --------     --------
    Net receivables                                 $  292.1     $  203.7
                                                    ========     ========

Inventories:
  Raw material                                      $   85.3     $   69.7
  Work in progress                                      57.6         41.5
  Finished goods                                        37.4         32.6
                                                    --------     --------
    Total inventories                               $  180.3     $  143.8
                                                    ========     ========
Investments and advances:
  NSK-Warner                                        $  148.3     $  128.8
  Other                                                  4.8          8.6
                                                    --------     --------
    Total investments and advances                  $  153.1     $  137.4
                                                    ========     ========
Other noncurrent assets:
  Deferred pension assets                           $   91.0     $   83.4
  Other                                                 17.2         20.2
                                                    --------     --------
    Total other noncurrent assets                   $  108.2     $  103.6
                                                    ========     ========
Accounts payable and accrued expenses:
  Trade payables                                    $  257.0     $  236.7
  Payroll and related                                   70.9         42.1
  Insurance                                             26.1         20.7
  Warranties and claims                                 16.3         17.1
  Restructuring and other non-recurring charges          3.3         11.7
  Other                                                 62.0         82.3
                                                    --------     --------
    Total accounts payable and accrued expenses     $  435.6     $  410.6
                                                    ========     ========
Other long-term liabilities:
  Environmental reserves                            $   20.3     $   25.5
  Other                                                104.9         80.4
                                                    --------     --------
    Total other long-term liabilities               $  125.2     $  105.9
                                                    ========     ========

Dividends and other payments received from affiliates accounted for under the equity method totaled $8.4 million in 2002, $8.9 million in 2001 and $25.5 million in 2000.

The Company has a 50% interest in NSK-Warner, a joint venture based in Japan that manufactures automatic transmission components. The Company's share of the earnings or losses reported by NSK-Warner is accounted for using the equity method of accounting. NSK-Warner has a fiscal year-end of March 31. The Company's equity in the earnings of NSK-Warner consists of the 12 months ended November 30 so as to reflect earnings on as current a basis as is reasonably feasible.

Following are summarized financial data for NSK-Warner, translated using the ending or periodic rates as of and for the fiscal years ended March 31, 2002, 2001 and 2000:

                                     millions of dollars
                                2002         2001         2000
                              --------     --------     --------
Balance sheets:
  Current assets              $  147.2     $  147.6     $  196.0
  Noncurrent assets              133.8        151.7        157.8
  Current liabilities             83.1         94.3         96.2
  Noncurrent liabilities           4.4          5.5          8.5
Statements of operations:
  Net sales                   $  285.2     $  333.6     $  303.8
  Gross profit                    59.6         72.8         64.7
  Net income                      27.9         29.6         27.7


The equity of NSK-Warner as of March 31, 2002, was $193.5 million.

    48
BorgWarner

                                   BorgWarner Inc. and Consolidated Subsidiaries

                        NOTES PAYABLE AND LONG-TERM DEBT

Following is a summary of notes payable and long-term debt. The weighted average interest rate on all borrowings for 2002 and 2001 was 5.2% and 5.8%, respectively.

                                                   millions of dollars
December 31,                                 2002                      2001
                                     ---------------------     ---------------------
                                     Current     Long-Term     Current     Long-Term
                                     -------     ---------     -------     ---------
Bank borrowings and other            $   8.0     $    40.4     $  30.6     $    69.6
Term loans due through 2011
  (at an average rate of 3.1% in
  2002 and 3.3% in 2001; and
  3.2% at December 31, 2002)             6.4          31.5         5.0          31.2

7% Senior Notes due 2006,
  net of unamortized discount             --         139.3          --         141.8

6.5% Senior Notes due 2009,
  net of unamortized discount             --         164.9          --         164.7

8% Senior Notes due 2019,
  net of unamortized discount             --         134.2          --         134.2

7.125% Senior Notes due 2029,
  net of unamortized discount             --         122.0          --         159.9
                                     -------     ---------     -------     ---------
   Total notes payable
    and long-term debt               $  14.4     $   632.3     $  35.6     $   701.4
                                     =======     =========     =======     =========

Annual principal payments required as of December 31, 2002 are as follows (in millions of dollars):

2003                                                $ 14.4
2004                                                   7.5
2005                                                  39.0
2006                                                 149.5
2007                                                   5.2
After 2007                                           434.1
Less: Unamortized discounts                           (3.0)
                                                    ------
   Total                                            $646.7
                                                    ======

The Company has a revolving credit facility which provides for borrowings up to $350 million through July, 2005. At December 31, 2002, there were no borrowings outstanding under the facility and the Company had $7.1 million of obligations under standby letters of credit. At December 31, 2001, $20.0 million of borrowings under the facility were outstanding in addition to $6.5 million of obligations under standby letters of credit. The credit agreement contains numerous financial and operating covenants including, among others, covenants requiring the Company to maintain certain financial ratios and restricting its ability to incur additional indebtedness.

The Company has entered into interest rate and currency swaps to manage interest rate and foreign currency risk. A summary of these instruments outstanding at December 31, 2002 follows (currency in millions):


                                          INTEREST RATES (b)
                         Hedge   Notional ------------- Floating Interest
                         Type    Amount   Receive Pay   Rate Basis
                         -----   ------   -----   ----- -------------
INTEREST RATE SWAPS (a)
Fixed to floating      Fair value   $125  7.0%   2.8%  6 month LIBOR+1.43%
Fixed to floating      Fair value   $ 25  6.5%   1.8%  6 month LIBOR+.45%

CROSS CURRENCY SWAPS
(MATURE IN 2006)
Floating $            Cash Flow     $70   2.8%   --    6 mo. USD LIBOR+1.43%
to floating Y.        Investment   Y.8,871  --   1.3%  6 mo. JPY LIBOR+1.21%

(a) The maturity of the swaps corresponds with the maturity of the hedged item as noted in the debt summary, unless otherwise indicated.

(b) Interest rates are as of December 31, 2002.

The ineffective portion of the swaps was not material. As of December 31, 2002, the fair value of the fixed to floating interest rate swaps was $14.9 million. Cross currency swaps were recorded at their fair value of $(4.8) million. Fair value is based on quoted market prices for contracts with similar maturities.

As of December 31, 2002 and 2001, the estimated fair values of the Company's senior unsecured notes totaled $610.7 million and $579.6 million, respectively. The estimated fair values were $50.3 million higher in 2002, and $21.0 million lower in 2001, than their respective carrying values. Fair market values are developed by the use of estimates obtained from brokers and other appropriate valuation techniques based on information available as of year-end. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets.


                                                                          49
                                                                      BorgWarner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  RESTRUCTURING AND OTHER NON-RECURRING CHARGES

Other non-recurring charges of $28.4 million were incurred in the fourth quarter of 2001. The charges primarily include adjustments to the carrying value of certain assets and liabilities related to businesses acquired and disposed of over the past three years. Of the $28.4 million of pretax charges, $5.0 million represents non-cash charges. Approximately $3.3 million was spent in 2001, $8.4 million in 2002, and $8.4 million was transferred to environmental reserves in 2001. The remaining $3.3 million is expected to be spent in 2003. The Company expects to fund the total cash outlay of these actions with cash flow from operations.

Restructuring and other non-recurring charges totaling $62.9 million were incurred in 2000 in response to deteriorating market conditions. The charges included the rationalization and integration of certain businesses and actions taken to bring costs in line with vehicle production slowdowns in major customer product lines. Of the $62.9 million pretax charges in 2000, $47.3 million represented non-cash charges. Approximately $4.4 million was spent in 2000 and $11.2 million was spent in 2001.

Components of the restructuring and other non-recurring charges are detailed in the following table and discussed further below.

                                      millions of dollars

                    Severance           Loss on  Other Exit Costs
                    and Other Asset     Sale of  and Non-Recurring
                    Benefits Write-down Business Charges         Total
                     -------- ---------  -------  -------        -----
Provisions              $  8.9  $ 11.6  $ 35.2    $7.2       $ 62.9
Incurred                  (4.3)    --       --    (0.1)        (4.4)
Non-cash write-offs         --   (11.6)  (35.2)   (0.5)       (47.3)
                         ------   -----  ------   -------     ------
Balance,
  December 31, 2000      ------   -----  ------   -------    -----
			$ 4.6     $ --	$   --    $6.6       $ 11.2
Provisions                --       5.0      --    23.4         28.4
Incurred                 (4.6)      --      --   (18.3)       (22.9)
Non-cash write-offs       --      (5.0)     --      --         (5.0)
                         ----     -----   -----    ------     -----
Balance,
  December 31, 2001     $ --      $ --   $  --     $ 11.7     $ 11.7
                        ------    -----   -------  -----       ------
Provisions                --        --      --      --          --
Incurred                  --        --      --       (8.4)      (8.4)
Non-cash write-offs       --        --      --       --         --
                         -----    -----   -------   ----       ------
Balance,
  December 31, 2002     $ --      $ --   $  --     $ 3.3      $  3.3
                        ======    ======  ======    ======     ======

Severance and other benefit costs relate to the reduction of approximately 220 employees from the workforce. The reductions affected both of the Company's operating segments across each of the Company's geographical areas, and across each major functional area, including production and selling and administrative positions. Approximately $8.9 million had been paid for severance and other benefits for the terminated employees.

Asset write-downs primarily consist of the write-off of impaired assets no longer used in production as a result of the industry downturn and the consolidation of certain operations. Such assets have been taken out of productive use and have been disposed.

Loss on anticipated sale of business represents the Fuel Systems business, which was sold in April 2001 to an investor group led by TMB Industries, a private equity group, for a pretax loss of $35.2 million. Fuel Systems produced metal tanks for the heavy-duty truck market in North America and did not fit the Company's strategic focus on powertrain technology. Terms of the transaction did not have a significant impact on the Company's results of operations, financial condition or cash flows.

Other exit costs and non-recurring charges are primarily non-employee related exit costs for certain non-production facilities the Company has previously sold or no longer needs and non-recurring product quality related charges. The 2001 non-recurring charges include $8.4 million of environmental remediation costs related to sold businesses and $12.0 million of product quality costs for issues with products that were sold by acquired businesses prior to acquisition, all of which have been fixed in the currently produced products.

                            RETIREMENT BENEFIT PLANS

The Company has a number of defined benefit pension plans and other postretirement benefit plans covering eligible salaried and hourly employees. The other postretirement benefit plans, which provide medical and life insurance benefits, are unfunded plans. The following provides a reconciliation of the plans' benefit obligations, plan assets, funded status and recognition in the Consolidated Balance Sheets.

    50
BorgWarner

                                   BorgWarner Inc. and Consolidated Subsidiaries


                                            millions of dollars

                                         Pension     Postretirement
                                         Benefits    Benefits
                                         -------     -------------
                                         2002  2001   2002  2001
                                         ----  ----   ----  -----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year$385.7  $350.3 $407.1 $341.6
  Service cost                            7.6     7.1    5.0    4.4
  Interest cost                          26.3    25.0   28.8   25.0
  Plan participants' contributions        0.2     0.2     --     --
  Amendments                               --     7.5   (2.3)    --
  Net actuarial loss                     32.7    23.6   37.9   64.2
  Currency translation adjustment        17.3    (1.4)    --     --
  Settlements                              --    (0.2)    --   (1.4)
  Curtailments                             --      --   (0.5)    --
  Benefits paid                         (26.7)  (26.4)  (29.5)(26.7)
                                      -------- -------  ------ ------
Benefit obligation at end of year    $  443.1  $385.7   $446.5 $407.1
                                      ========  =====   ====== ======

CHANGE IN PLAN ASSETS:
Fair value of plan assets at
  beginning of year                          $  358.2      $  385.1
   Actual return on plan assets                 (27.7)         (2.3)
   Employer and other contributions              11.7           3.1
   Plan participants' contributions               0.2           0.2
   Currency translation adjustment                7.8          (1.2)
   Settlements                                     --          (0.3)
   Benefits paid                                (26.7)        (26.4)
                                             --------      --------
Fair value of plan assets at end of year     $  323.5      $  358.2
                                             ========      ========

RECONCILIATION OF FUNDED STATUS:
Funded status                        $ (119.6) $(27.5) $ (446.5) $(407.1)
  Unrecognized net actuarial loss       142.9    50.8     131.4     98.2
  Unrecognized transition asset          (0.1)   (0.3)      --       --
  Unrecognized prior service cost        11.1    12.7      (2.6)    (0.6)
                                       ------- -------   -------  -------
Net amount recognized                $   34.3  $ 35.7  $ (317.7)$ (309.5)
                                      ========  ======  ======== ========

AMOUNTS RECOGNIZED IN THE
  CONSOLIDATED BALANCE SHEETS:
  Prepaid benefit cost               $   80.3  $ 71.1  $   --   $     --
  Accrued benefit liability             (46.0)  (35.4)   (317.7)   (309.5)
  Additional minimum liability         (106.0)  (42.2)       --       --

   comprehensive income                  95.3    29.9        --       --
                                       -------- ------    ------    -------
Net amount recognized                $   34.3  $ 35.7  $ (317.7)  $ (309.5)
                                       ======== ======= ========    =======


The funded status of pension plans included above with accumulated benefit obligations in excess of plan assets at December 31 is as follows:

                                    millions of dollars
                                     2002         2001
                                   --------     --------
Accumulated benefit obligation     $  343.8     $  295.2
Plan assets                           216.7        238.1
                                   --------     --------
Deficiency                         $  127.1     $   57.1
                                   ========     ========


The $127.1 million deficiency in 2002 consists of $60.7 million related to U.S. plans, $25.0 million related to UK plans, and $41.4 million related to German plans. The 2001 deficiency of $57.1 million consists of $19.2 million related to U.S. plans, $5.1 million related to UK plans, and $32.8 million related to German plans.

                           millions of dollars
                   Pension Benefits    Other Postretirement Benefits
For the Year Ended -----------------   --------------------------------
December 31,       2002    2001  2000  2002  2001  2000
                 ------    ---- -----  ----  ----  -------
COMPONENTS OF NET
PERIODIC BENEFIT COST:

Service cost     $ 7.6    $ 7.1  $ 6.8  $ 5.0   $ 4.4  $ 3.8
Interest cost     26.3     25.0   23.4   28.8    25.0   23.4
Expected return
  on plan assets (30.7)   (32.1) (36.8)    --      --     --
Amortization of
  unrecognized
  transition asset(0.2)    (0.1)  (0.1)    --      --     --
Amortization of
  unrecognized
  prior service cost1.6     2.2    1.5   (0.1)   (0.1)   (0.1)
Amortization of
  unrecognized
  (gain)/loss       2.2      --   (2.7)   4.0      --     --
Settlement loss      --     0.1    1.8     --      --     --
                   ------  ------ ------- -----   ------ ------
Net periodic benefit
  cost (income)    $6.8    $2.2   $(6.1)  $37.7  $ 29.3  $ 27.1
                   ======  ======= ====== =====  ======  =======



                                                                 51
                                                              BorgWarner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company's weighted-average assumptions used as of December 31, in determining the net periodic benefit cost and the benefit obligation liabilities shown above were as follows:

					percent
                                                    Other
                        Pension Benefits            Postretirement Benefits
                         -------------------------- -------------------
                           2002       2001    2000   2002   2001  2000
                         --------   -------   ----- ----- ----- ------
U.S. plans:
  Discount rate              6.75    7.25     7.5   6.75  7.25   7.5
  Rate of compensation
    increase                  4.5     4.5     4.5
  Expected return
    on plan assets           8.75     9.5     9.5

Foreign plans:
  Discount rate           5.5-6.0    5.5-6.0    5.5-6.0
  Rate of compensation
   increase               2.5-4.0    2.5-4.0    2.5-4.0

  Expected return
   on plan assets             7.0     6.5     6.0


The weighted-average rate of increase in the per capita cost of covered health care benefits is projected to be 8% in 2003 grading down 1% per year until the ultimate rate of 4.5% is reached in 2007. A one-percentage point change in the assumed health care cost trend would have the following effects:

                                                         millions of dollars
                                                         One Percentage Point
                                                         Increase     Decrease
                                                         --------     --------
Effect on postretirement benefit obligation              $   53.3     $  (44.7)
Effect on total service and interest cost components     $    5.0     $   (4.1)

                                        9

                              STOCK INCENTIVE PLANS

STOCK OPTION PLANS Under the Company's 1993 Stock Incentive Plan, the Company may grant options to purchase shares of the Company's common stock at the fair market value on the date of grant. In 2000, the Company increased the number of shares available for grant by 1,200,000 to 2,700,000 shares. The options vest over periods up to three years and have a term of ten years from date of grant. As of December 31, 2002, there are 1,825,105 outstanding options under the 1993 Stock Incentive Plan.

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for fixed stock options because the exercise price of the stock options exceeded or equaled the market value of the Company's common stock at the date of grant.

A summary of the plan's shares under option at December 31, 2002, 2001 and 2000 follows:

                     2002                      2001                2000
             -------------------     --------------------  --------------------
                          Weighted-               Weighted-           Weighted-
                          Average                 Average             Average
             Shares       Exercise   Shares       Exercise  Shares    Exercise
             (thousands)  Price      (thousands)  Price   (thousands) Price
            ----------    ---------   ---------  ------  ----------  ---------

Outstanding at
  beginning
  of year     1,493    $   44.67     1,248       $41.22   861     $ 43.37
   Granted      616        50.67       442        47.99   506       36.11
   Exercised   (217)       45.22      (129)       22.51   (54)      19.59
   Forfeited    (67)       46.26       (68)       45.18   (65)      47.77
              ------    ---------  ----------    -------- -------  -------
Outstanding at
 end of year  1,825    $   46.57     1,493       $44.67   1,248    $ 41.22
              ------    ---------   ---------    -------- -------  -------
Options exercisable
 at year-end    594    $   45.21       423       $46.81     431    $ 38.12
              ------    ---------   ----------    -------  ------   -------
Options available
 for future
 grants         345
              ------


    52
BorgWarner

                          BorgWarner Inc. and Consolidated Subsidiaries

The following table summarizes information about stock options outstanding at December 31, 2002:

                          Options Outstanding          Options Exercisable
                      ------------------------------  -------------------
                               Weighted-      Weighted-              Weighted
                  Number       Average        Average    Number      -Average
Range of          Outstanding  Remaining      Exercise   Exercisable Exercise
Exercise Prices   (thousands)  Contractual Life  Price   (thousands) Price
                  ----------  ------------    ---------  ----------  -----
$22.50 - 44.19     491            6.7            $35.54  258       $  34.66
$48.28 - 53.44   1,149            8.4             50.05  151          52.32
$53.88 - 57.31     185            5.9             54.17  185          54.17
                 ------           ----            ------ ----       --------
$22.50 - 57.31   1,825            7.7            $46.57  594       $  45.21
                 =====           ====            ======  ====       ========

Pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the Company's options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted average assumptions:

                                               2002        2001         2000
                                             ---------   ---------    ---------
Risk-free interest rate                           4.34%       5.02%        6.50%
Dividend yield                                    1.32%       1.49%        1.52%
Volatility factor                                33.66%      32.73%       32.54%
Weighted-average expected life               6.5 years   6.5 years    6.5 years
        /

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro-forma net earnings/(loss) and earnings/(loss) per share, adjusted to include pro-forma expense related to stock options, are as follows:

                                                   millions of dollars,
                                           except per share and option amounts
                                            2002          2001         2000
                                          ----------    ----------   ----------
Net earnings/(loss) - as reported      $   (119.1)   $     66.4   $     94.0
Net earnings/(loss) - pro-forma            (121.8)         64.8         92.5
Earnings/(loss) per share - as reported
 (basic)                                    (4.47)         2.52         3.56
Earnings/(loss) per share - as reported
 (diluted)                                  (4.44)         2.51         3.54
Earnings/(loss) per share - pro-forma
  (basic)                                   (4.57)         2.46         3.50
Earnings/(loss) per share - pro-forma
  (diluted)                                 (4.54)         2.45         3.48
Weighted-average fair value of options
granted during the year                     20.26         17.28        13.63

EXECUTIVE STOCK PERFORMANCE PLAN The Company has an executive stock performance plan which provides payouts at the end of successive three-year periods based on the Company's performance in terms of total stockholder return relative to a peer group of automotive companies. Payouts earned are payable 40% in cash and 60% in the Company's common stock. For the three-year measurement periods ended December 31, 2002, 2001 and 2000, the amounts earned and expensed under the plan were $4.5 million, $3.6 million and $1.7 million, respectively. Under this plan, 23,280 shares, 25,860 shares and 21,818 shares were issued in 2002, 2001 and 2000, respectively. Estimated shares issuable under the plan are included in the computation of diluted earnings per share as earned.

EARNINGS PER SHARE In calculating earnings per share, earnings are the same for the basic and diluted calculations. Shares increased for diluted earnings per share by 229,000, 148,000 and 96,000 for 2002, 2001 and 2000, respectively, due to the effects of stock options and shares issuable under the executive stock performance plan.

                                       10

                           OTHER COMPREHENSIVE INCOME

The tax effects of the components of other comprehensive income/(loss) in the Consolidated Statements of Stockholders' Equity are as follows:

                                                 millions of dollars
For the Year Ended December 31,             2002        2001        2000
                                            --------    --------    --------
Foreign currency translation adjustment     $   55.9    $  (14.6)   $  (28.0)
Income taxes                                   (15.0)       (3.8)       (0.2)
                                             --------    --------    --------
  Net foreign currency translation adjustment   40.9       (18.4)      (28.2)
                                             --------    --------    --------
Minimum pension liability adjustment           (65.4)      (29.7)       (0.1)
Income taxes                                    23.1        11.0          --
                                             --------    --------    --------
  Net minimum pension liability adjustment     (42.3)      (18.7)       (0.1)
                                             --------    --------    --------
Other comprehensive loss                     $  (1.4)   $  (37.1)   $  (28.3)
                                              ========    ========    ========

                                                                        53
                                                               BorgWarner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The components of accumulated other comprehensive loss, net of tax, in the Consolidated Balance Sheets are as follows:

                                          millions of dollars
December 31,                                2002        2001
                                          --------    --------
Foreign currency translation adjustment   $    6.7    $  (34.2)
Minimum pension liability adjustment         (61.2)      (18.9)
                                          --------    --------
Accumulated other comprehensive loss      $  (54.5)   $  (53.1)
                                          ========    ========


                                       11

                         COMMITMENTS AND CONTINGENCIES

The Company and certain of its current and former direct and indirect corporate predecessors, subsidiaries and divisions have been identified by the United States Environmental Protection Agency and certain state environmental agencies and private parties as potentially responsible parties (PRPs) at various hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund) and equivalent state laws and, as such, may presently be liable for the cost of clean-up and other remedial activities at 44 such sites. Responsibility for clean-up and other remedial activities at a Superfund site is typically shared among PRPs based on an allocation formula.

Based on information available to the Company, which in most cases, includes: an estimate of allocation of liability among PRPs; the probability that other PRPs, many of whom are large, solvent public companies, will fully pay the cost apportioned to them; currently available information from PRPs and/or federal or state environmental agencies concerning the scope of contamination and estimated remediation costs; remediation alternatives; estimated legal fees; and other factors, the Company has established a reserve for indicated environmental liabilities with a balance at December 31, 2002 of approximately $20.3 million. The Company expects this amount to be expended over the next three to five years.

BorgWarner believes that none of these matters, individually or in the aggregate, will have a material adverse effect on its financial condition or future operating results, generally either because estimates of the maximum potential liability at a site are not large or because liability will be shared with other PRPs, although no assurance can be given with respect to the ultimate outcome of any such matter.

In connection with the sale of Kuhlman Electric Corporation, the Company agreed to indemnify the buyer and Kuhlman Electric for certain environmental liabilities relating to the past operations of Kuhlman Electric. During 2000, Kuhlman Electric notified the Company that it discovered potential environmental contamination at its Crystal Springs, Mississippi plant while undertaking an expansion of the plant.

The Company has been working with the Mississippi Department of Environmental Quality and Kuhlman Electric to investigate the extent of the contamination. The investigation has revealed the presence of polychlorinated biphenyls (PCBs) in portions of the soil at the plant and neighboring areas. Kuhlman Electric and others, including the Company, have been sued in several related lawsuits which claim personal and property damage. The Company has moved to be dismissed from some of these lawsuits.

The Company's lawsuit against Kuhlman Electric seeking declaration of the scope of the Company's contractual indemnity has been amicably resolved and dismissed. The Company believes that the reserve for environmental liabilities is sufficient to cover any potential liability associated with this matter. However, due to the nature of environmental liability matters, there can be no assurance that the actual amount of environmental liabilities will not exceed the amount reserved.

Patent infringement actions were filed against the Company's turbocharger unit located in Europe in late 2001 and in 2002 by Honeywell International. The Dusseldorf District Court in Germany entered a preliminary injunction against the Company on July 9, 2002 limiting the Company's ability to manufacture and sell a certain variable turbine geometry (VTG) turbocharger in Germany until a patent hearing, then scheduled for December 2002.

In order to continue uninterrupted service to its customer, the Company paid Honeywell $25 million in July 2002 so that it could continue to make and deliver disputed car turbochargers through June of 2003. The agreement with Honeywell partially settled litigation, suspended the July 2002 preliminary injunction and provided for a license to deliver until June 2003. As part of the agreement, Honeywell agreed to not seek damages for deliveries made before June 30, 2003. The Company is recognizing expense of the $25 million license payment as it ships the affected products from January 2002 to June 2003. In 2002, $14.5 million of expense was recognized.The Company appealed the granting of the July preliminary injunction, but Honeywell withdrew the preliminary injunction before the Company's appeal could be heard. In January 2003, the Dusseldorf District Court decided that the Company's current design of the VTG turbocharger infringes the patent asserted by Honeywell.


    54
BorgWarner

BorgWarner Inc. and Consolidated Subsidiaries
On June 23, 2003, the Company announced an additional agreement with Honeywell to settle their patent dispute relating to variable geometry turbochargers by extending their licensing arrangement.
The new agreement covers the
almost one million units and service production expected to be produced during the period of the agreement (July 1, 2003 through 2006). Approximately 40% of the total consideration of $29.1 million will be paid to cover use in 2003 and approximately 49% of the total will be paid to cover use in 2004.


                                       12

                                     LEASES

Certain assets are leased under long-term operating leases. These include machinery and equipment at one plant, rent for the corporate headquarters, and a leased plane. Most leases contain renewal options for various periods. Leases generally require the Company to pay for insurance, taxes and maintenance of the leased property. Total rent expense was $11.4 million in 2002, $8.3 million in 2001, and $10.1 million in 2000. The Company does not have any material capital leases.

The Company has guaranteed the residual values of the leased machinery and equipment. The guarantees extend through the maturity of the underlying lease, which is in 2005. In the event the Company exercised its option not to purchase the machinery and equipment, the Company has guaranteed a residual value of $16.3 million.

Future minimum operating lease payments at December 31, 2002 were as follows:

                               millions of dollars
2003                                 $   4.3
2004                                     4.2
2005                                    22.7
2006                                     0.9
2007                                     0.9
After 2007                               3.4
                                     -------
Total minimum lease payments         $  36.4
                                     =======


                                       13

                                    GOODWILL

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142, effective January 1, 2002, specifies that goodwill and certain intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. SFAS No. 142 also requires that, upon adoption, goodwill be allocated to the Company's reporting units and a two-step impairment analysis be performed.

The Company adopted SFAS No. 142 effective January 1, 2002. Under the transitional provisions of the SFAS, the Company allocated goodwill to its reporting units and performed the two-step impairment analysis. The fair value of the Company's businesses used in determination of the goodwill impairment was computed using the expected present value of associated future cash flows. As a result of this analysis, the Company determined that goodwill associated with its Cooling Systems and Air/Fluid Systems businesses within its Engine operating segment was impaired due to fundamental changes in their served markets, particularly the medium and heavy truck markets, and weakness at a major customer. As a result a charge of $269 million, net of taxes of $76 million, was recorded.
The impairment loss was recorded in the first quarter of 2002 as a cumulative effect of change in accounting principle. The changes in the carrying amount of goodwill (in millions of dollars) for the twelve months ended December 31, 2002, are as follows:

                        Drivetrain       Engine        Total
                       ------------     ---------    ---------
Balance at
  12/31/2001           $     131.8  	$ 1,028.8    $ 1,160.6

Translation
  adjustments                  0.5           10.9         11.4

Change in accounting
  principle                    --     	   (345.0)      (345.0)
                         ---------   	---------    ---------
Balance at
  12/31/2002           $     132.3   	$   694.7    $   827.0
                         =========   	=========    =========



                                                                          55
                                                                      BorgWarner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Also as a result of the adoption of SFAS No. 142, the Company did not amortize goodwill in 2002. The following table provides adjusted net earnings/(loss) and earnings per share data for the years ended December 31, 2002, 2001, and 2000 as if goodwill had not been amortized during these periods:

                                             millions of dollars
For the Twelve Months Ended December 31,  2002   2001     2000
                                        -------  ------   --------
Reported net earnings before cumulative
   effect of change in accounting
   principle                          $ 149.9    $ 66.4   $ 94.0
Goodwill amortization, net of tax         --       26.5     27.3
                                        -------  ------   --------
Adjusted net earnings before cumulative
   effect of change in accounting
   principle                            149.9      92.9    121.3
Cumulative effect of change in
   accounting principle, net of tax    (269.0)     --         --
                                       --------   ------  -------
Adjusted net earnings/(loss)          $(119.1)   $ 92.9   $ 121.3
                                        =======   ======  =======
BASIC EARNINGS (LOSS) PER SHARE:

Reported net earnings before cumulative
   effect of change in accounting
   principle                          $  5.63    $ 2.52   $  3.56
Goodwill amortization                      --      1.00      1.03
                                        -------   ------   -------
Adjusted net earnings before cumulative
   effect of change in accounting
   principle                             5.63      3.52      4.59
Cumulative effect of change in accounting
   principle, net of tax               (10.10)       --        --
                                       --------   ------   -------
Adjusted net earnings/(loss)          $ (4.47)   $ 3.52   $  4.59
                                       ========   ======   =======
DILUTED EARNINGS (LOSS) PER SHARE:

Reported net earnings before cumulative
   effect of change in accounting
   principle                          $  5.58    $ 2.51   $  3.54
Goodwill amortization                      --      1.00      1.03
                                       -------    ------   --------
Adjusted net earnings before cumulative
   effect of change in accounting
   principle                             5.58      3.51      4.57
Cumulative effect of change in accounting
   principle, net of tax               (10.02)      --        --
                                      --------    -----   ------
Adjusted net earnings/(loss)          $ (4.44)   $ 3.51   $ 4.57
                                      ========    =====   ======


                                       14

                               OPERATING SEGMENTS

GEOGRAPHIC INFORMATION No country outside the U.S., other than Germany, accounts for as much as 5% of consolidated net sales, attributing sales to the sources of the product rather than the location of the customer. For this purpose, the Company's 50% equity investment in NSK-Warner (Note Five) amounting to $148.3 million at December 31, 2002 is excluded from the definition of long-lived assets, as are goodwill and certain other noncurrent assets.

                                   millions of dollars

                           Net Sales                  Long-Lived Assets
                  2002           2001    2000       2002    2001    2000
                  -----   -----------   --------   ------- -------- -------
United States    $ 1,859.1  $ 1,687.4   $ 1,960.2  $ 643.0  $ 638.5  $591.9
                 --------   -----------   --------  ------   ------   -----
Europe:
   Germany           453.4      347.5       350.0    182.3    148.5   132.3
   Other Europe      236.0      162.2       183.2     72.4     64.4    60.6
                 ----------   --------   ---------- --------  ------  --------
Total Europe         689.4      509.7       533.2    254.7    212.9   192.9
Other foreign        182.6      154.5       152.5     80.8     75.5    88.6
                 ---------   ---------   ---------- -------- -------- -------
   Total          $2,731.1   $ 2,351.6   $2,645.9   $978.5   $926.9  $ 873.4
                  ========   ==========   =========  ======  ======== =======

SALES TO MAJOR CUSTOMERS Consolidated sales included sales to Ford Motor Company of approximately 26%, 30% and 30%; to DaimlerChrysler of approximately 20%, 21% and 19%; and to General Motors Corporation of approximately 12%, 12% and 13% for the years ended December 31, 2002, 2001 and 2000, respectively. No other single customer accounted for more than 10% of consolidated sales in any year between 2000 and 2002. Such sales consisted of a variety of products to a variety of customer locations worldwide. Each of the two operating segments had significant sales to all three of the customers listed above.

For purposes of this footnote, the Company's business was comprised of two operating segments: Engine and Drivetrain. These reportable segments are stra-tegic business units which are managed separately because each represents a specific grouping of automotive components and systems. The Company evaluates performance based on earnings before interest and taxes, which emphasizes realization of a satisfactory return on the total capital invested in each operating unit. Intersegment sales, which are not significant, are recorded at market prices.
This footnote presents summary segment information.




    56
BorgWarner

                                   BorgWarner Inc. and Consolidated Subsidiaries


OPERATING SEGMENTS


				        millions of dollars
			    Sales
		  -----------------------
				            Earnings
					    Before		Depre-	 Long-Lived
			     Inter-	    Interest  Year End	ciation/ Assets
		  Customers  segment  Net   and Taxes Assets    Amorti-  Expen-
								zation   ditures(c)
		  -------    -------  ----  -------- -------	-------  ---------
2002
Drivetrain	$ 1,122.1    $ -   $1,122.1 $ 99.4  $ 706.7 $ 50.4  $  54.4
Engine		  1,609.0     39.2  1,648.2  212.4  1,711.3   84.9     91.8
Inter-segment
 eliminations	      -	     (39.2)  (39.2)	-       -	-	  -
		----------  ------- ------  -----  -------  ------    ------
	Total	  2,731.1      -    2,731.1 311.8  2,418.0   135.3    146.2
Corporate	      -	       -        -   (40.3) 264.9(b)    2.1     19.9
		----------  -------  ------ ----- -------  -------    ------
Consolidated   $ 2,731.1    $  -   $2,731.1 $271.5(d)$2,682.9 $137.4 $ 166.1
		=========   ======  ======= =====   ======== ====== =======

2001
Drivetrain	$  937.2    $  -   $  937.2 $70.1  $ 647.8  $ 52.1  $  66.0
Engine		 1,396.4    30.2    1,426.6 142.7  1,937.0   115.4    106.5
Divested operations and
  businesses held
  for sale (a)	    18.0       -       18.0  (0.2)	 -     0.2       -
Inter-segment
 eliminations	       -   (30.2)     (30.2)    - 	 -	 -       -
		---------  -------- -------- ------- ------  ------  ------
	Total	  2,351.6      -    2,351.6   212.6 2,584.8   167.7   172.5
Corporate	      -	       -      (26.5)  186.1(b)  2.2    10.4      -
Restructuring and
 other non-
 recurring charges     -       -         -    (28.4)      -     -     	-
		----------  ------  --------- ------   ------  ------- -----
Consolidated	$ 2,351.6  $  -    $ 2,351.6 $157.7(d)$2,770.9 $ 169.9 $182.9
		==========  ======= ========= =======  ======  ======= =======

2000
Drivetrain	$   979.9  $  0.1  $  980.0  $ 78.9  $  628.9  $ 54.3   $56.8
Engine		  1,533.3    35.0   1,568.3   199.5   1,932.2    110.0  121.5
Divested operations and
 businesses held
 for sale (a)	    132.7     0.2     132.9    3.2       73.6 	 3.0 	  4.6
Inter-segment
  eliminations	      -     (35.3)    (35.3)	 -         -        -       -
		----------  -------  ------- ------    ------	------	------
	Total	  2,645.9      -     2,645.9  281.6    2,634.7    167.3 182.9
Corporate	      -        -   	   -   (4.6)   104.9(b)   3.1    13.9
Restructuring and
 other non-
 recurring charges    -        -   	   -  (62.9)	  -   	     -     -
		----------  -------  -------  ------- -------	-------- ------
Consolidated	$ 2,645.9   $  -    $ 2,645.9 $214.1(d)$2,739.6 $ 170.4  $196.8
		==========  ======== =======  ======== ========	 ======= ======

(a) 	Fuel Systems was sold in 2001.  The HVAC business was sold in 2000.
(b) 	Corporate assets, including equity in affiliates, are net of trade receivables sold to third parties, and include cash, marketable
	securities, deferred taxes and investments and advances.
(c)	Long-lived asset expenditures includes capital spending and
        additions to non-perishable tooling, net of customer reimbursements.
(d) 	Earnings before interest and taxes above is net of interest expense and finance charges of $37.7, $47.8, and $62.6 million in 2002, 2001, and 2000, respectively.  Had these amounts been included in the table above, earnings before taxes for the years 2002, 2001, and 2000 would be $233.8, $109.9, and $151.5 million, respectively.





                                                                          57
                                                                      BorgWarner



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interim Financial Information (Unaudited)

The following information includes all adjustments, as well as normal recurring items, that the Company considers necessary for a fair presentation of 2002 and 2001 interim results of operations. Certain 2002 and 2001 quarterly amounts have been reclassified to conform to the annual presentation.


                                  millions of dollars, except per share amounts

                                                          2002
Quarter Ended,                    March 31     June 30    Sept. 30     Dec. 31    Year 2002
                                 ---------   ---------   ---------   ---------   ---------
Net sales                       $   633.9   $   712.4   $   684.0   $   700.8   $ 2,731.1
Cost of sales                       504.2       561.4       556.1       554.8     2,176.5
                                 ---------   ---------   ---------   ---------   ---------
   Gross profit                     129.7       151.0       127.9       146.0       554.6
Selling, general and administrative
 expenses                            74.5        76.5        73.2        79.3       303.5
Goodwill amortization                 --          --          --          --          --
Other, net                           (0.5)        0.1        (0.2)       (0.3)       (0.9)
Restructuring and other non-recurring
 charges                              --          --          --          --          --
                                  ---------   ---------   ---------   ---------   ---------
   Operating income                  55.7        74.4        54.9        67.0       252.0
Equity in affiliate earnings, net
 of tax                             (3.4)       (6.0)       (4.5)       (5.6)      (19.5)
Interest expense, net                9.8         9.5         9.3         9.1        37.7
                                  ---------   ---------   ---------   ---------   ---------
   Income before income taxes       49.3        70.9        50.1        63.5       233.8
Provision for income taxes          16.3        23.6        16.4        20.9        77.2
Minority interest, net of tax        1.5         1.6         1.8         1.8         6.7
                                 ---------   ---------   ---------   ---------   ---------
Net earnings before cumulative
  effect
  of accounting change         $    31.5   $    45.7   $    31.9   $    40.8   $   149.9
                                 =========   =========   =========   =========   =========
Cumulative effect of accounting
  change(a)                      (269.0)         --          --          --      (269.0)
                                 ---------   ---------   ---------   ---------   ---------
Net earnings/(loss)            $  (237.5)  $    45.7   $    31.9   $    40.8   $  (119.1)
                                 =========   =========   =========   =========   =========
Net earnings/(loss) per share -
 basic                         $   (8.98)  $    1.72   $    1.19   $    1.52   $   (4.47)
                                =========   =========   =========   =========   =========
Net earnings/(loss) per share -
 diluted                       $   (8.90)  $    1.70   $    1.18   $    1.52   $   (4.44)
                                =========   =========   =========   =========   =========



                                  millions of dollars, except per share amounts
                                                          2001
Quarter Ended,              March 31     June 30    Sept. 30     Dec. 31    Year 2001
                           ---------   ---------   ---------   ---------   ---------
Net sales                   $   606.8   $   602.0   $   559.9   $   582.9   $ 2,351.6
Cost of sales                   494.3       480.4       451.5       464.6     1,890.8
                            ---------   ---------   ---------   ---------   ---------
   Gross profit                 112.5       121.6       108.4       118.3       460.8
Selling, general and
  administrative expenses        59.4        63.0        59.2        68.1       249.7
Goodwill amortization            10.6        10.3        10.4        10.7        42.0
Other, net                       (0.6)        0.2        (0.6)       (1.1)       (2.1)
Restructuring and other non-
 recurring charges                --          --          --        28.4        28.4
                            ---------   ---------   ---------   ---------   ---------
   Operating income             43.1        48.1        39.4        12.2       142.8
Equity in affiliate earnings,
  net of tax                    (3.9)       (4.8)       (3.3)       (2.9)      (14.9)
Interest expense, net           12.8        12.4        12.3        10.3        47.8
                            ---------   ---------   ---------   ---------   ---------
 Income before income taxes     34.2        40.5        30.4         4.8       109.9
Provision for income taxes      12.4        15.1        10.9         1.3        39.7
Minority interest, net of tax    0.7         0.7         1.1         1.3         3.8
                            --------   ---------   ---------   ---------   ---------
Net earnings/(loss)          $  21.1   $    24.7   $    18.4   $     2.2   $    66.4
                            =======   =========   =========   =========   =========
Net earnings/(loss) per share
 - basic                     $  0.80   $    0.94   $    0.70   $    0.08   $    2.52
                            ========   =========   =========   =========   =========
Net earnings/(loss) per share
  - diluted                  $  0.80   $    0.93   $    0.70   $    0.08(b)$    2.51(b)
                            =========   =========   =========   =========   =========

(a) In 2002, the Company recorded a $269.0 million charge for cumulative effect of change in accounting principle, net of tax. This charge was $10.02 per diluted share. Earnings before cumulative effect of change in accounting principle were $149.9 million or $5.58 per diluted share.

(b) In the fourth quarter of 2001, the Company recorded $28.4 million in non-recurring charges. Net of tax, this totaled $19.0 million or $0.72 per diluted share.



    58
BorgWarner




2002
SELECTED FINANCIAL DATA           BorgWarner Inc. and Consolidated Subsidiaries


                                 millions of dollars, except per share data

For the Year Ended December 31, 2002    2001    2000   1999     1998
                              ------  ------   -----  ------  ----------
STATEMENT OF OPERATIONS DATA

Net sales                   $2,731.1  $2,351.6  $2,645.9 $2,458.6 $1,836.8

Cost of sales                2,176.5   1,890.8   2,090.7  1,968.3  1,518.0
			   ---------  ---------  -------- -------   ------
Gross profit                   554.6     460.8     555.2    490.3    318.8

Selling, general and
 administrative expenses       303.5     249.7     258.7    214.8    142.6

Goodwill amortization            --       42.0      43.3     32.1    16.8

Other, net                     (0.9)     (2.1)      (8.1)    (2.4)   (4.8)

Restructuring and other non-
 recurring charges               --      28.4(b)   62.9(c)     --      --
                               -------   -------   -------  -------   -----
   Operating income            252.0     142.8     198.4     245.8    164.2

Equity in affiliate earnings,
  net of tax                   (19.5)    (14.9)    (15.7)    (11.7)   (5.5)

Interest expense, net           37.7      47.8      62.6      49.2    26.9
                               --------  ------    ------   -------   -----
   Income before income taxes  233.8     109.9     151.5     208.3   142.8

Provision for income taxes      77.2      39.7      54.8      74.7    46.0

Minority interest, net of tax    6.7       3.8       2.7       1.3     2.1
                               --------- ------    ------    ------  -------
   Net earnings before cumulative effect of
      accounting change         149.9      66.4     94.0     132.3    94.7

Cumulative effect of change in accounting
      principle, net of tax    (269.0)(a)    --      --       --      --
                               ---------- ------   -----    ------    ----
Net earnings/(loss)            $ (119.1)  $66.4    $94.0    $132.3    $94.7
                               =========  ======   =====    ======    =====
Net earnings/(loss) per share
 - basic                       $ (4.47)(a)$2.52(b) $3.56(c) $5.10     $4.03
                               ==========  =======  ======= ======    =====
Average shares outstanding
 (thousands) - basic            26,625     26,315   26,391  25,948    23,479

Net earnings/(loss) per share
 - diluted                     $(4.44)(a)  $2.51(b) $3.54(c) $5.07    $ 4.00
                                =========  =======   ======  =====    ======
Average shares outstanding
 (thousands) - diluted          26,854      26,463   26,487 26,078    23,676

Cash dividend declared per share $0.63      $ 0.60    $0.60  $0.60    $ 0.60

BALANCE SHEET DATA (at end of period)

Total assets                 $ 2,682.9    $2,770.9  $2,739.6 $2,970.7 $ 1,846.1

Total debt                      646.7       737.0     794.8    980.3     393.5

(a) In 2002, upon the adoption of SFAS No. 142, the Company recorded a $269.0 million charge for cumulative effect of accounting principle, net of tax. This charge was $10.02 per diluted share. Earnings before cumulative effect of change in accounting principle were $149.9 million or $5.58 per diluted share.

(b) In 2001, the Company recorded $28.4 million in non-recurring charges. Net of tax, this totaled $19.0 million or $0.72 per diluted share.

(c) In 2000, the Company recorded $62.9 million in restructuring and other non-recurring charges. Net of tax, this totaled $38.7 million or $1.47 per diluted share.